SUN LIFE FINANCIAL INC.
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

FINANCIAL REPORTING RESPONSIBILITIES

Financial Reporting Responsibilities

Management is responsible for preparing the consolidated financial statements. This responsibility includes selecting appropriate accounting policies and making estimates and other judgements consistent with Canadian generally accepted accounting principles. It also includes ensuring the use of appropriate accounting policies and estimates in the disclosure of the information which was prepared following accounting principles generally accepted in the United States of America. The financial information presented elsewhere in the annual report to shareholders is consistent with these statements.

The Board of Directors (Board) oversees management’s responsibilities for financial reporting. An Audit and Conduct Review Committee of non-management directors is appointed by the Board to review the consolidated financial statements and report to the directors prior to their approval of the consolidated financial statements for issuance to shareholders.

Management is also responsible for maintaining systems of internal control that provide reasonable assurance that financial information is reliable, that all financial transactions are properly authorized, that assets are safeguarded, and that Sun Life Financial Inc. and its subsidiaries, collectively referred to as “the Company”, adhere to legislative and regulatory requirements. These systems include the communication of policies and the Company’s Code of Business Conduct throughout the organization. Internal controls are reviewed and evaluated by the Company’s internal auditors.

The Audit and Conduct Review Committee also conducts such review and inquiry of management and the internal and external auditors as it deems necessary towards establishing that the Company is employing appropriate systems of internal control, is adhering to legislative and regulatory requirements and is applying the Company’s Code of Business Conduct. Both the internal and external auditors and the Appointed Actuary have full and unrestricted access to the Audit and Conduct Review Committee, with and without the presence of management.

The Office of the Superintendent of Financial Institutions Canada conducts periodic examinations of the Company. These examinations are designed to evaluate compliance with provisions of the Insurance Companies Act of Canada and to ensure that the interests of policyholders, depositors and the public are safeguarded. The Company’s foreign operations and foreign subsidiaries are examined by regulators in their local jurisdictions.

The Appointed Actuary, who is a member of management, is appointed by the Board to discharge the various actuarial responsibilities required under the Insurance Companies Act of Canada, and conducts the valuation of the Company’s actuarial liabilities. The role of the Appointed Actuary is described in more detail in Note 12 on page 28. The report of the Appointed Actuary appears on page 52.

The Company’s external auditors, Deloitte & Touche LLP, Chartered Accountants, conduct an independent examination of the financial statements and meet separately with both management and the Audit and Conduct Review Committee to discuss the results of their examination. The auditors’ report to the shareholders appears on page 52.

Donald A. Stewart
Chief Executive Officer

Paul W. Derksen
Executive Vice-President and Chief Financial Officer

Toronto, February 14, 2005

Sun Life Financial Inc.

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Operations

YEARS ENDED DECEMBER 31 (in millions of Canadian dollars, except for per share amounts)

	2004	2003	2002

REVENUE
Premium income:
Annuities	$4,588	$4,805	$7,402
Life insurance	5,966	6,325	5,403
Health insurance	2,367	2,413	2,070

	12,921	13,543	14,875
Net investment income (Note 8)	5,924	5,703	5,131
Fee income	2,903	2,810	3,095

	21,748	22,056	23,101

POLICY BENEFITS AND EXPENSES
Payments to policyholders, beneficiaries and depositors:
Maturities and surrenders	5,726	6,050	5,476
Annuity payments	1,495	1,567	1,486
Death and disability benefits	2,458	2,488	2,067
Health benefits	1,737	1,696	1,573
Policyholder dividends and interest on claims and deposits	1,116	1,125	1,086

	12,532	12,926	11,688
Net transfers to segregated funds	600	544	1,329
Increase in actuarial liabilities (Note 12)	1,425	1,510	3,822
Commissions	1,916	1,848	1,909
Operating expenses (Note 17)	2,831	3,088	2,779
Premium taxes	182	171	168
Interest expense (Notes 13 and 14)	195	209	192

	19,681	20,296	21,887

OPERATING INCOME BEFORE INCOME TAXES AND NON-CONTROLLING INTERESTS	2,067	1,760	1,214
Income taxes (Note 20)	293	387	98
Non-controlling interests in net income of subsidiaries (Note 15)	80	65	83

NET INCOME FROM CONTINUING OPERATIONS	1,694	1,308	1,033
Loss from discontinued operations, net of income taxes (Note 5)	—	—	36

TOTAL NET INCOME	1,694	1,308	997
Less participating policyholders’ net income (loss)	13	(1)	(1)

SHAREHOLDERS’ NET INCOME	$1,681	$1,309	$998

Average exchange rates:
U.S. Dollars	1.30	1.40	1.57
U.K. Pounds	2.38	2.29	2.36

Earnings per share (Note 18)
Basic
Continuing operations	$2.81	$2.15	$1.91
Discontinued operations	$—	$—	$(0.07)
Shareholders’ net income	$2.81	$2.15	$1.84
Diluted
Continuing operations	$2.79	$2.15	$1.90
Discontinued operations	$—	$—	$(0.07)
Shareholders’ net income	$2.79	$2.15	$1.83

Weighted average shares outstanding in millions (Note 18)
Basic	599	608	543
Diluted	602	608	543

The attached notes form part of these consolidated financial statements.

www.sunlife.com Annual Report 2004

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets

AS AT DECEMBER 31 (in millions of Canadian dollars)

	2004	2003

ASSETS
Bonds (Note 8)	$64,496	$66,090
Mortgages (Note 8)	13,862	13,601
Stocks (Note 8)	3,463	3,473
Real estate (Note 8)	3,148	3,067
Cash, cash equivalents and short-term securities	5,966	4,972
Policy loans and other invested assets	5,982	5,973

Invested assets	96,917	97,176
Goodwill (Note 10)	5,471	5,573
Intangible assets (Note 10)	751	763
Other assets (Note 11)	4,618	5,697

Total general fund assets	$107,757	$109,209

Segregated funds net assets	$56,564	$54,086

LIABILITIES AND EQUITY
Actuarial liabilities and other policy liabilities (Note 12)	$76,056	$77,354
Amounts on deposit	3,144	3,120
Deferred net realized gains (Note 8)	3,466	3,124
Other liabilities (Note 13)	7,159	7,795

Total general fund liabilities	89,825	91,393
Subordinated debt (Note 14)	2,182	2,504
Non-controlling interests in subsidiaries (Note 15)	1,338	1,336
Total equity	14,412	13,976

Total general fund liabilities and equity	$107,757	$109,209

Segregated funds contract liabilities	$56,564	$54,086

December 31 exchange rates:
U.S. Dollars	1.20	1.29
U.K. Pounds	2.32	2.30

The attached notes form part of these consolidated financial statements.

Approved on behalf of the Board of Directors

Donald A. Stewart
Chief Executive Officer

Ronald W. Osborne
Director

Sun Life Financial Inc.

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Equity

YEARS ENDED DECEMBER 31 (in millions of Canadian dollars)

	PARTICIPATING
	POLICYHOLDERS	SHAREHOLDERS	2004	2003	2002

SHARE CAPITAL
Balance, beginning of year	$—	$7,289	$7,289	$7,420	$1,100
Common shares issued, net of issuance costs, as consideration for business acquisitions (Notes 3 and 16)	—	—	—	63	6,281
Stock options exercised (Note 19)	—	75	75	28	39
Common shares purchased for cancellation (Note 16)	—	(126)	(126)	(222)	—

Balance, end of year	—	7,238	7,238	7,289	7,420

CONTRIBUTED SURPLUS
Balance, beginning of year	—	76	76	57	—
Stock option compensation (Note 19)	—	11	11	26	21
Stock options exercised (Notes 16 and 19)	—	(17)	(17)	(7)	(12)
Fair value of stock options granted as consideration for business acquisition (Note 3)	—	—	—	—	48

Balance, end of year	—	70	70	76	57

RETAINED EARNINGS
Balance, beginning of year	72	7,212	7,284	6,694	5,994
Balance of participating policyholders’ account of Clarica Life Insurance Company at date of acquisition	—	—	—	—	(3)
Net income	13	1,681	1,694	1,308	997
Dividends on common shares	—	(515)	(515)	(413)	(294)
Common shares purchased for cancellation (Note 16)	—	(262)	(262)	(305)	—

Balance, end of year	85	8,116	8,201	7,284	6,694

CURRENCY TRANSLATION ACCOUNT
Balance, beginning of year	(5)	(668)	(673)	738	631
Changes for the year	(3)	(421)	(424)	(1,411)	107

Balance, end of year	(8)	(1,089)	(1,097)	(673)	738

Total equity	$77	$14,335	$14,412	$13,976	$14,909

The attached notes form part of these consolidated financial statements.

www.sunlife.com Annual Report 2004

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows

YEARS ENDED DECEMBER 31 (in millions of Canadian dollars)

	2004	2003	2002

CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income from continuing operations	$1,694	$1,308	$1,033
Items not affecting cash:
Increase in actuarial and other policy-related liabilities	1,205	1,430	3,795
Amortization of:
Net deferred realized and unrealized gains on investments	(498)	(356)	(242)
Deferred acquisition costs and intangible assets	201	258	333
Gain on sale of subsidiaries	—	—	(177)
Future income taxes	262	91	(87)
Provisions for losses on investments	21	113	366
Stock option compensation (Note 19)	11	26	21
Other changes in other assets and liabilities	353	181	(613)
New mutual fund business acquisition costs capitalized	(84)	(152)	(194)
Redemption fees of mutual funds	65	73	115

Net cash provided by operating activities	3,230	2,972	4,350

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Borrowed funds	10	(96)	(103)
Issuance of subordinated debt (Note 14)	—	—	799
Redemption of subordinated debt (Note 14)	(267)	(189)	(337)
Issuance of common shares on exercise of stock options (Note 16)	58	21	27
Issuance of Sun Life ExchangEable Capital Securities — Series B (Note 15)	—	—	200
Common shares purchased for cancellation (Note 16)	(388)	(527)	—
Dividends paid on common shares	(515)	(413)	(294)

Net cash provided by (used in) financing activities	(1,102)	(1,204)	292

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Sales, maturities and repayments of:
Bonds	35,484	39,138	30,556
Mortgages	2,529	3,128	3,528
Stocks	1,422	1,416	4,285
Real estate	233	131	432
Purchases of:
Bonds	(35,834)	(43,323)	(38,300)
Mortgages	(3,111)	(2,673)	(2,904)
Stocks	(1,374)	(1,267)	(2,818)
Real estate	(274)	(191)	(227)
Policy loans	(33)	(68)	(151)
Short-term securities	(454)	1,095	(317)
Other investments	(48)	316	(39)
Acquisitions, net of cash acquired from continuing operations (Note 3)	—	(266)	2,749
Disposals, net of cash disposed of (Note 5)	—	—	(10)

Net cash used in investing activities	(1,460)	(2,564)	(3,216)

Net cash provided by discontinued operations	—	273	103

Changes due to fluctuations in exchange rates	(90)	(455)	44

Increase (decrease) in cash and cash equivalents	578	(978)	1,573
Cash and cash equivalents, beginning of year	3,178	4,156	2,583

Cash and cash equivalents, end of year	3,756	3,178	4,156
Short-term securities, end of year	2,210	1,794	2,996

Cash, cash equivalents and short-term securities, end of year	$5,966	$4,972	$7,152

Supplementary Information
Cash and cash equivalents:
Cash	$392	$489	$328
Cash equivalents	3,364	2,689	3,828

	$3,756	$3,178	$4,156

Cash disbursements made for:
Interest on borrowed funds and subordinated debt	$197	$207	$201

Income taxes, net of refunds	$265	$149	$229

The attached notes form part of these consolidated financial statements.

Sun Life Financial Inc.

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Changes in Segregated Funds Net Assets

YEARS ENDED DECEMBER 31 (in millions of Canadian dollars)

	2004	2003	2002

ADDITIONS TO SEGREGATED FUNDS
Deposits:
Annuities	$5,928	$5,624	$5,105
Life insurance	1,199	344	1,537

	7,127	5,968	6,642
Net transfers from general funds	600	544	1,329
Net realized and unrealized gains (losses)	3,804	6,456	(8,658)
Other investment income	1,500	1,411	1,343

	13,031	14,379	656

DEDUCTIONS FROM SEGREGATED FUNDS
Payments to policyholders and their beneficiaries	8,050	6,776	7,366
Management fees	622	556	564
Taxes and other expenses	120	167	57
Effect of changes in currency exchange rates	1,761	5,549	(349)

	10,553	13,048	7,638

Net additions (reductions) to segregated funds for the year	2,478	1,331	(6,982)
Acquisitions (Note 3)	—	—	11,193
Segregated funds net assets, beginning of year	54,086	52,755	48,544

Segregated funds net assets, end of year	$56,564	$54,086	$52,755

Consolidated Statements of Segregated Funds Net Assets

AS AT DECEMBER 31 (in millions of Canadian dollars)

	2004	2003

ASSETS
Segregated and mutual fund units	$43,589	$40,721
Stocks	7,082	7,892
Bonds	5,600	5,546
Cash, cash equivalents and short-term securities	961	686
Real estate	159	148
Mortgages	61	78
Other assets	716	580

	58,168	55,651

LIABILITIES	1,604	1,565

Net assets attributable to segregated funds policyholders	$56,564	$54,086

The attached notes form part of these consolidated financial statements.

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Notes to the Consolidated Financial Statements

(Amounts in millions of Canadian dollars, except for per share amounts and where otherwise stated)

1. Accounting Policies

DESCRIPTION OF BUSINESS

Sun Life Financial Inc. is a publicly traded company and is the holding company of Sun Life Assurance Company of Canada (Sun Life Assurance). Both companies are incorporated under the Insurance Companies Act of Canada, and are regulated by the Office of the Superintendent of Financial Institutions Canada (OSFI). Sun Life Financial Inc., together with all its subsidiaries, including its wholly-owned consolidated subsidiary Sun Life Assurance, are collectively referred to as “Sun Life Financial” or “the Company”. The Company is an internationally diversified financial services organization providing savings, retirement and pension products, and life and health insurance to individuals and groups through its operations in Canada, the United States, the United Kingdom and Asia. The Company also operates mutual fund and investment management businesses, primarily in Canada, the United States and Asia.

BASIS OF PRESENTATION

The Company prepares its consolidated financial statements in accordance with Canadian generally accepted accounting principles (GAAP).

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect:
•	the reported amounts of assets and liabilities at the date of the financial statements,
•	the disclosure of contingent assets and liabilities at the date of the financial statements, and
•	the reported amounts of revenues, policy benefits and expenses during the reporting period.

Actual results could differ from those estimates.

A reconciliation of the impact on assets, liabilities, equity, comprehensive income and net income arising from differences between Canadian and U.S. GAAP is provided in Note 23. Disclosures reflected in these consolidated financial statements substantially comply with those required under U.S. GAAP.

The significant accounting policies used in the preparation of these consolidated financial statements are summarized below.

BASIS OF CONSOLIDATION

The consolidated financial statements reflect the accounts of the Company, including life insurance and non-life insurance subsidiaries. Significant intercompany balances and transactions have been eliminated. The purchase method is used to account for subsidiaries with the difference between the acquisition cost of a subsidiary and the fair value of the net identifiable assets acquired recorded as goodwill. Operating results of the subsidiaries are included in the consolidated statements of operations from the dates of their acquisition. The equity method is used to account for other entities over which the Company is able to exercise a significant influence. These investments are reported in other invested assets in the consolidated balance sheets with the Company’s share of earnings reported in net investment income in the consolidated statements of operations.

BONDS AND MORTGAGES

Bonds and mortgages are carried at amortized cost, net of allowances for losses.

A bond or mortgage is classified as impaired where payment is 90 days past due, foreclosure or power of sale procedures have started or other circumstances warrant. Regular reviews are performed on portfolios during which management considers various factors to identify invested assets of potential concern. Consideration is given to general economic and business conditions, industry trends, specific developments with regard to security issuers and current market valuations. When an asset is classified as impaired, allowances for losses are established to adjust the carrying value of the asset to its net recoverable amount. Interest is no longer accrued and previous interest accruals are reversed. Allowances for losses and write-offs of specific investments net of recoveries, are charged against net investment income. Once the conditions causing the impairment improve and future payments are reasonably assured, allowances are reduced and the invested asset is no longer classified as impaired. Sectoral allowances are also established for classes of assets when there is concern about the ultimate collection of principal or interest. The Company’s actuarial liabilities include additional provisions for possible future asset losses.

Realized gains and losses on the sales of bonds and mortgages are deferred and amortized into net investment income on a constant yield basis over the remaining period to maturity.

STOCKS

Stocks are originally recorded at cost and the carrying value is adjusted towards fair value at 5% of the difference between fair value and carrying value per quarter. Realized gains and losses on sales of stocks are deferred and amortized into net investment income at the rate of 5% of the unamortized balance each quarter. The Company records a write-down for any other than temporary decline in the aggregate value of the stock portfolio.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Accounting Policies (Cont’d)

REAL ESTATE

Real estate includes real estate held for investment and real estate held for sale.

Real estate held for investment:  Real estate held for investment is originally recorded at cost. The carrying value is adjusted towards fair value at 3% of the difference between fair value and carrying value per quarter. Realized gains and losses on sales are deferred and amortized into net investment income at the rate of 3% of the unamortized balance each quarter.

Market value is determined for each property by qualified appraisers. Appraisals are obtained annually for high value properties and at least once every three years for other properties. The Company monitors the values of these properties to determine that, in aggregate, the carrying values used are not in excess of market values and records a write-down for any other than temporary decline in the value of the portfolio.

Real estate held for sale:  Properties held for sale are usually acquired through foreclosure. They are measured at fair value less the cost to sell. When the amount at which the foreclosed assets are initially measured is different from the carrying amount of the loan, a gain or loss is recorded at the time of foreclosure.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company’s derivative instruments include swaps, options, financial futures and forward contracts and are used to manage risks or to replicate the exposures associated with interest rate, currency and equity market fluctuations. The Company’s monitoring policies are described in Note 9. The accounting policies for the various types of derivative instruments used by the Company are described below.

Most of the Company’s derivatives are used as part of a portfolio of assets to match actuarial liabilities as to duration and amounts. The most significant of these are interest rate swaps and options. The accounting for these instruments is at amortized cost, consistent with other fixed term portfolio investments. The net receivable or payable on the interest rate swaps is accrued to other assets or other liabilities with the net spread of the swaps recorded to net investment income. Realized gains or losses associated with these derivatives are deferred and amortized to net investment income. Premiums paid for interest rate options are deferred in other invested assets and amortized to net investment income over the term of the options.

Many of the foreign currency swaps and forwards are used in combination with other investments to generate a specific investment return. These are accounted for at amortized cost. The net payable or receivable on currency swaps is included in other assets or other liabilities with the net spread of the swaps recorded to net investment income. Any realized gains and losses resulting from the termination of these derivative instruments are deferred and amortized into income on a basis consistent with the foreign currency investments with which the swaps and forwards are combined.

Certain of the equity futures, options and swaps are held for investment purposes. The accounting policy for these investments is the same as that for stocks.

Several derivative instruments are used for hedging specific risk exposures and are either accounted for using hedge accounting or are reported at their fair values on the balance sheet with changes in fair value reported in income. The derivatives that are accounted for using hedge accounting are documented at inception and effectiveness is assessed on a quarterly basis. Certain interest rate swaps are used to hedge a floating-rate loan. The net receivable or payable on the interest rate swaps is accrued to other assets or other liabilities with the net spread of the swaps recorded to net investment income. The Company uses currency swaps and forwards to reduce foreign exchange fluctuations associated with certain foreign currency investment financing activities and investments in subsidiaries. The accounting for these contracts is consistent with the underlying investment. Changes in exchange gains or losses on these currency swaps and forwards are included in other assets or other liabilities and the currency translation account in equity, offsetting the respective exchange gains or losses arising from the conversion of the underlying investment. Equity forwards and swaps are used to hedge the variability in the cash flows associated with certain stock-based compensation plans described in Note 19. One equity forward is accounted for using hedge accounting. A portion of the fair value of this forward is recorded in other assets or other liabilities with the change in fair value reported in operating expenses, consistent with the accounting for the stock-based compensation liability. The remaining forwards and swaps are recorded in other invested assets or other liabilities at their fair values with changes in their fair values reported in net investment income. Equity index futures, swaps, options and forwards are used to reduce exposure to the effect of stock market fluctuations in the actuarial liabilities associated with certain products. These derivative instruments are recorded in other invested assets or other liabilities at their fair values with changes in fair value reported in net investment income.

POLICY LOANS

Policy loans are carried at their unpaid balance and are fully secured by the policy values on which the loans are made.

CASH, CASH EQUIVALENTS AND SHORT-TERM SECURITIES

Cash equivalents and short-term securities are highly liquid investments and are carried at amortized cost. Cash equivalents have a term to maturity of less than three months while short-term securities have a term to maturity exceeding three months but less than one year.

OTHER INVESTED ASSETS

Other invested assets include the Company’s investment in segregated funds, investments accounted for by the equity method, derivatives that are reported at fair value and investments in equipment leases.

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Accounting Policies (Cont’d)

DEFERRED ACQUISITION COSTS

Deferred acquisition costs arising on mutual fund sales are amortized over the periods of the related sales charges, which range from three to seven years. Deferred acquisition costs arising on segregated funds are calculated and included in actuarial liabilities. Actuarial liabilities implicitly include acquisition costs on insurance and annuity product sales.

GOODWILL

Goodwill represents the excess of the cost of businesses acquired over the fair value of the net identifiable tangible and intangible assets and is not amortized. Goodwill is assessed for impairment annually by comparing the carrying values of the appropriate business segments, including any associated subsidiary segments, as required, to their respective fair values. If any potential impairment is identified, it is quantified by comparing the carrying value of the respective goodwill to its fair value.

INTANGIBLE ASSETS

Identifiable intangible assets consist of finite-life and indefinite-life intangible assets. Finite-life intangible assets include the value of the banking distribution channel, the sales potential of field force and asset administration contracts. These intangible assets are amortized on a straight-line basis over varying periods of up to 40 years. The indefinite-life intangible assets include fund management contracts, brand name and state licenses. Indefinite-life intangibles are assessed for impairment annually by comparing their carrying values to their fair values. If the carrying values of the indefinite-life intangibles exceed their fair values, these assets are considered impaired and a charge for impairment is recognized.

CAPITAL ASSETS

Furniture, computers, other equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of these assets, which generally range from two to ten years.

LOANS SECURITIZATION

The Company periodically securitizes assets, such as mortgages or bonds, by selling them to trusts that issue securities to investors. These transactions are accounted for as sales when control over the assets has been surrendered and consideration other than beneficial interests in these transferred assets has been received in exchange. Gains or losses on these securitization transactions are included in deferred net realized gains, and will be amortized into net investment income as described above under Bonds and Mortgages. In determining the gain or loss on sale of the assets, the carrying value of the assets sold is allocated between the portion sold and the portion retained based on their relative fair values on the date of sale. These fair values are determined using either quoted market prices or discounted cash flow models. Interests in the securitized assets, such as subordinated investments in the issued securities or servicing rights, may be retained. These subordinated investments and servicing rights are classified as bonds and other assets, respectively. On a quarterly basis, the Company compares the carrying value of retained interests arising from securitizations to their fair values, determined based on discounted cash flows. If the carrying values of retained interests exceed their fair values, these assets are considered impaired and an impairment charge is recognized.

SEGREGATED FUNDS

Segregated funds are lines of business in which the Company issues a contract where the benefit amount is directly linked to the market value of the investments held in the particular segregated fund. Although the underlying assets are registered in the name of the Company and the segregated fund contract holder has no direct access to the specific assets, the contractual arrangements are such that the segregated fund policyholder bears the risk and rewards of the fund’s investment performance. In addition, certain individual contracts have guarantees from the Company. The Company derives fee income from segregated funds, which is included in fee income on the consolidated statements of operations. Fee income includes fund management fees as well as mortality, policy administration and surrender charges on segregated funds. Changes in the Company’s interest in the segregated funds, including undistributed net investment income, are reflected in net investment income. Policyholder transfers between general funds and segregated funds are included in net transfers to segregated funds on the consolidated statements of operations.

Separate consolidated financial statements are provided for the segregated funds. Segregated fund assets are carried at fair value. Fair values are determined using quoted market values or, where quoted market values are not available, estimated fair values as determined by the Company. The investment results of the segregated funds are reflected directly in segregated fund liabilities. Deposits to segregated funds are reported as increases in segregated funds liabilities and are not reported as revenues in the consolidated statements of operations. Segregated fund assets may not be applied against liabilities that arise from any other business of the Company.

AMOUNTS ON DEPOSIT

Amounts on deposit represent premiums paid in advance, reinvested policy dividends and customer deposits in the Company’s trust subsidiaries.

ACTUARIAL LIABILITIES

Actuarial liabilities and other policy liabilities, including policy benefits payable and provision for policyholder dividends, are computed using generally accepted actuarial practice in accordance with the standards established by the Canadian Institute of Actuaries including the requirements of OSFI.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Accounting Policies (Cont’d)

INCOME TAXES

The Company uses the liability method of tax allocation. Under this method, the income tax expense consists of both an expense for current income taxes and an expense for future income taxes. Current income tax expense (benefit) represents the expected payable (receivable) resulting from the current year’s operations. Future income tax expense (benefit) represents the movement during the year in the cumulative temporary differences between the carrying value of the Company’s assets and liabilities on the balance sheet and their values for tax purposes. Future income tax assets are recognized to the extent that they are more likely than not to be realized. Future income tax liabilities and assets are calculated based on income tax rates and laws that, at the balance sheet date, are expected to apply when the liability or asset is realized, which are normally those enacted or considered substantively enacted at the consolidated balance sheet dates.

In determining the impact of taxes, the Company is required to comply with the standards of both the Canadian Institute of Actuaries and the Canadian Institute of Chartered Accountants (CICA). Actuarial standards require that the projected timing of all cash flows associated with policy liabilities, including income taxes, be included in the determination of actuarial liabilities under the Canadian asset liability method. The actuarial liabilities are first computed including all related income tax effects on a discounted basis, including the effects of temporary differences that have already occurred. Future income tax assets and/or liabilities arising from temporary differences that have already occurred are computed without discounting. The undiscounted future income tax assets and/or liabilities are reclassified from the actuarial liabilities to future income taxes on the balance sheets. The net result of this reclassification is to leave the discounting effect of the future income taxes in the actuarial liabilities.

PREMIUM INCOME AND RELATED EXPENSES

Gross premiums for all types of insurance contracts, and contracts with limited mortality or morbidity risk, are generally recognized as revenue when due. When premiums are recognized, actuarial liabilities are computed, with the result that benefits and expenses are matched with such revenue.

FOREIGN CURRENCY TRANSLATION

The Company’s exchange gains and losses arising from the conversion of its self-sustaining foreign operations are included in the currency translation account of the consolidated statements of equity. Revenues and expenses in foreign currencies, including amortized gains and losses on foreign investments, are translated into Canadian dollars at an average of the market exchange rates during the year. Assets and liabilities are translated into Canadian dollars at market exchange rates at the end of the year. The net translation adjustment is reported as a separate item in the consolidated statements of equity.

A proportionate amount of the exchange gain or loss accumulated in the separate component of shareholders’ equity is reflected in net income when there is a reduction in the Company’s net investment in a foreign operation resulting from a capital transaction, dilution, or sale of all or part of the foreign operation.

PENSION PLANS AND OTHER POST-RETIREMENT BENEFITS

The Company sponsors non-contributory defined benefit pension plans for eligible employees, primarily in Canada, the United States, the United Kingdom and the Philippines. The defined benefit pension plans offer benefits based on length of service and final average earnings and certain plans offer some indexation of benefits. The specific features of these plans vary in accordance with the employee group and countries in which employees are located. In addition, the Company maintains supplementary non-contributory pension arrangements for eligible employees, primarily for benefits which do not qualify for funding under the various registered pension plans.

The Company has also established defined contribution pension plans for eligible qualifying employees. Company contributions to these defined contribution pension plans are subject to certain vesting requirements. Generally, Company contributions are a set percentage of employees’ annual income and matched against employee contributions.

In addition to the Company’s pension plans, in some countries the Company provides certain post-retirement medical, dental and life insurance benefits to eligible qualifying employees, and to their dependents upon meeting certain requirements. Eligible retirees may be required to pay a portion of the premiums for these benefits and, in general, deductible amounts and co-insurance percentages apply to benefit payments. A significant portion of the Company’s employees may become eligible for these benefits upon retirement. These post-retirement benefits are not pre-funded.

Defined benefit pension costs related to current services are charged to income as services are rendered. Based on management’s best estimate assumptions, actuarial valuations of the pension obligations are determined using the projected benefit method pro-rated on service. The estimated present value of post-retirement health care and life insurance benefits is charged to income over the employees’ years of service to the date of eligibility. For the purpose of calculating the expected return on pension plan assets for most of the Canadian pension plans, a market-related asset value is used which recognizes asset gains and losses in a systematic and rational manner over a period of five years. For all other pension plans the actual market value of plan assets is used to calculate the expected return on assets. Any transition adjustments, as well as future adjustments arising from plan amendments, are amortized to income over the average remaining service period of active employees expected to receive benefits under the plans. Only future variations in actuarial estimates in excess of certain minimums are amortized.

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Accounting Policies (Cont’d)

STOCK-BASED COMPENSATION

Stock options granted to employees are accounted for using the fair value method. Under the fair value method, fair value of the stock options is estimated at the grant date and the total fair value of the options is amortized over the vesting periods as compensation expense with an offset to contributed surplus. For options that are forfeited before vesting, the compensation expense that has previously been recognized in operating expenses and contributed surplus is reversed. When options are exercised, contributed surplus is reversed and the shares issued are credited to share capital in the consolidated statements of equity.

The liabilities for other stock-based compensation plans are calculated based on the number of award units outstanding at the end of the reporting period. Each unit is equivalent in value to the fair market value of a common share of Sun Life Financial Inc. The liabilities are accrued and expensed on a straight-line basis over the vesting periods.

2. Changes in Accounting Policies

ADOPTED IN 2004

Hedging Relationships:  The Company adopted Hedging Relationships, CICA Handbook Accounting Guideline 13, effective January 1, 2004, on a prospective basis. This Accounting Guideline requires that all conditions with respect to identification, documentation, designation and effectiveness of hedges be satisfied before companies choose to use hedge accounting. These conditions are applicable to hedges existing on or after January 1, 2004. Certain derivatives that were considered to be part of a hedging relationship, including the options that hedge the guarantees contained in certain variable annuity products, did not qualify for hedge accounting under the new requirements in Accounting Guideline 13. As a result, these derivatives are reported in other invested assets or other liabilities on the consolidated balance sheets at their fair values effective January 1, 2004. The resulting transitional gain of $46 as at January 1, 2004, was deferred in other liabilities on the consolidated balance sheet and will be recognized in income in the same period as the original hedged items. Increases or decreases in the fair values of these derivatives subsequent to January 1, 2004, are reported in net investment income in the consolidated statements of operations. This change in accounting policy did not have a material impact on these consolidated financial statements.

Impairment of Long-Lived Assets:  The Company adopted Impairment of Long-Lived Assets, CICA Handbook Section 3063, on January 1, 2004. Under this standard, the impairment test of long-lived assets is a two-step process with the first step determining when an impairment is recognized and the second step measuring the amount of the impairment. To test for and measure impairment, assets are grouped at the lowest level for which identifiable cash flows are largely independent. An impairment loss is recognized when the carrying amount of an asset to be held and used exceeds the sum of the undiscounted cash flows expected from its use and eventual disposition. An impairment loss is measured as the amount by which the asset’s carrying amount exceeds its fair value. An asset classified as held for sale is measured at the lower of its carrying amount or fair value less cost to sell. This change in accounting policy did not have a material impact on these consolidated financial statements.

Employee Future Benefits:  The Company adopted the new disclosure requirements in CICA Handbook Section 3461, Employee Future Benefits (CICA 3461R), effective January 1, 2004. CICA 3461R was amended to require additional disclosures in the annual and interim financial statements pertaining to defined benefit pension and other post-retirement benefit plans. The new annual disclosures are effective for years ending on or after June 30, 2004, and the new interim disclosures are effective for interim periods ending on or after June 30, 2004. The additional annual disclosures of the Company’s pension and other post-retirement benefit plans are provided in Note 22.

Asset Retirement Obligations:  The Company adopted Asset Retirement Obligations, CICA Handbook Section 3110, effective January 1, 2004, on a retroactive basis. This standard requires companies to record the fair value of an asset retirement obligation in the period in which it is incurred and increase the carrying amount of the related long-lived asset. Interest expense on the asset retirement obligation is accrued each period and the capitalized cost is depreciated over the useful life of the related asset. If the obligation is not settled for its recorded amount, a gain or loss on settlement will be realized. This change in accounting policy did not have a material impact on these consolidated financial statements.

Generally Accepted Accounting Principles:  The Company adopted Generally Accepted Accounting Principles, CICA Handbook Section 1100, on January 1, 2004. This standard establishes standards for financial reporting in accordance with GAAP, and provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures when a matter is not dealt with explicitly in the primary sources of GAAP. The adoption of this standard did not have a material impact on these consolidated financial statements.

FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Consolidation of Variable Interest Entities:  The Company will adopt Consolidation of Variable Interest Entities, CICA Handbook Accounting Guideline 15, on January 1, 2005. This Guideline provides guidance for application of consolidation principles to those entities defined as variable interest entities (VIEs). VIEs are entities in which equity investors do not have a controlling financial interest and include entities where the equity invested is considered insufficient to finance the entity’s activities without additional subordinated financial support. Under this Guideline, the Company will be required to consolidate the VIEs that result in the Company being exposed to a majority of expected losses, benefit from a majority of expected residual returns, or both.

In September 2004, Accounting Guideline 15 was revised to harmonize the Canadian guidance with revised Financial Accounting Standards Board (FASB) Interpretation No. 46, Consolidation of Variable Interest Entities, the U.S. GAAP equivalent of Accounting Guideline 15.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. Changes in Accounting Policies (Cont’d)

The following is a summary of the impact of this Guideline for the major categories of VIEs that the Company is involved with.

Sun Life ExchangEable Capital Securities (SLEECS):

As described in Note 15, Sun Life Capital Trust (the Trust) has issued SLEECS to third-party investors. The impact of this Guideline on the deconsolidation of SLEECS is summarized in the “Variable Interest Entities” section on SLEECS in Note 23 Section D (i).

Other Variable Interest Entities:

The Company is involved with a trust structure that invests in corporate bonds and total return swaps. On evaluation of this trust structure, the Company was identified as having the controlling financial interest and therefore would be required to consolidate this structure once this Guideline becomes effective. As a result, the Company will consolidate additional general fund assets of $95 and general fund liabilities of $91, and increase retained earnings by $4.

Financial Instruments — Disclosure and Presentation: The Company will adopt the amendments to the accounting requirements in CICA Handbook Section 3860, Financial Instruments — Disclosure and Presentation, on January 1, 2005. Securities issued by the Company that give the Company an unrestricted obligation to settle the principal amount in cash or in the equivalent value of its own shares, must be classified as debt. The Company does not expect these amendments to have a material impact on the consolidated financial statements.

3. Acquisitions

Effective July 25, 2002, the Company acquired approximately 71 million common shares of CI Fund Management Inc. (CI Funds), representing a 31.7% economic interest, in exchange for all the shares of Spectrum Investment Management Limited (Spectrum) and Clarica Diversico Ltd. (Diversico). These shares of CI Funds were valued at the weighted average price of $9.15 per share on July 24, 2002. The Company recorded a gain of $177 before taxes in net investment income for the sale of the two subsidiaries. Previously unrecognized net capital losses were used to fully offset the tax on the gain. The acquired intangible asset consists of fund management contracts of $510 that are not subject to amortization. The investment is accounted for using the equity method of accounting and is included in other invested assets on the consolidated balance sheets. Effective March 20, 2003, the Company increased its ownership percentage in CI Funds to 34% by issuing approximately 2 million common shares of Sun Life Financial Inc. in exchange for approximately 5 million common shares of CI Funds. The 2 million common shares of Sun Life Financial Inc. were recorded at a total fair value of $63. The acquired non-amortizable intangible asset consists of fund management contracts of $43. In the fourth quarter of 2003, CI Funds acquired the Canadian operations of Assante Corporation (Assante) and Synergy Asset Management Inc. (Synergy) by issuing shares and a payment of cash to Assante and Synergy shareholders. The Company supported these acquisitions by purchasing approximately 21 million common shares of CI Funds for $266 in order to maintain its ownership percentage of 34%. The intangible assets acquired through these two transactions consist of non-amortizable fund management contracts of $180 and amortizable asset administration contracts of $11.

Effective May 29, 2002, the Company acquired all the outstanding common shares of Clarica Life Insurance Company (Clarica) that were not already beneficially owned by the Company as general fund assets for an ascribed price of $51.28 per Clarica common share. The acquisition was completed by way of a capital reorganization of Clarica pursuant to which holders of Clarica common shares received 1.5135 common shares of Sun Life Financial Inc. for each Clarica common share held. Approximately 185 million common shares of Sun Life Financial Inc. were issued at an ascribed price of $33.88 per share based on a volume-weighted average closing price of the common shares for the period from December 13 to 19, 2001. The common shares of Clarica that were beneficially owned by the Company as general fund assets had a carrying value of $540 at the date of acquisition. In addition, all the unvested Clarica stock options vested immediately prior to the closing date and on May 29, 2002, these Clarica stock options were exercisable to acquire approximately 5 million common shares of Sun Life Financial Inc. as described in Note 19. The Company recorded $48 as part of the purchase consideration and share capital, representing the fair value of the outstanding Clarica stock options based on the average share price of Clarica from December 13 to 19, 2001.

The following supplemental unaudited pro forma information has been prepared to give effect to the acquisition of Clarica, as if the transaction had been completed at the beginning of 2002. This information is calculated by combining the results of operations of the Company for 2002 with that of Clarica prior to the acquisition date and adjusting for the amortization of Clarica’s identifiable intangible assets ($7, net of taxes), and the elimination of amortization of net unrealized gains and deferred net realized gains as a result of fair value adjustments to the assets and liabilities of Clarica ($13, net of taxes). The pro forma information is not intended to reflect what would have actually resulted had the transaction been completed at the beginning of 2002.

Supplemental unaudited pro forma condensed information:

2002

Revenue	$25,217
Shareholders’ net income	$1,186
Weighted average number of shares outstanding (in millions)	618
Basic earnings per share	$1.92

Shareholders’ net income on a diluted basis	$1,186
Weighted average number of shares outstanding on a diluted basis (in millions)	618
Diluted earnings per share	$1.92

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3. Acquisitions (Cont’d)

The transactions are summarized below:

	2003		2002	2002

	CI Funds	(2)	Cl Funds	Clarica

Percentage of shares acquired	2.3%		31.7%	100%

Invested assets acquired	$72		$23	$31,637
Other assets acquired	235		722	2,672

	307		745	34,309

Actuarial liabilities and other policy liabilities acquired	—		—	24,835
Amounts on deposit acquired	—		—	1,277
Other liabilities acquired	168		231	5,059	(1)

	168		231	31,171

Net balance sheet assets acquired	$139		$514	$3,138

Considerations:
Common shares issued or exchanged	$63		$571	$6,284
Carrying value of investments in acquiree’s shares	—		36	540
Fair value of outstanding Clarica stock options	—		—	48
Transaction and other related costs	—		—	57
Cash cost of acquisition	266		—	—

Total consideration	$329		$607	$6,929

Goodwill on acquisition	$190		$93	$3,791

Cash and cash equivalents acquired				$2,816

(1)	Other liabilities acquired include subordinated debt of $746 and preferred shares of $160.
(2)	Net impact of all 2003 transactions related to CI Funds. Other assets acquired include $234 of intangible assets.

4. Reorganization, Restructuring and Other Related Charges

In conjunction with the acquisition of Clarica in 2002, the Company recorded an increase in actuarial liabilities and a charge for restructuring costs. These accruals cover increased renewal commission expenses, severance, the elimination of duplicate systems, facilities and operations, as well as other exiting costs. The balance of $84 at the beginning of the year has been substantially utilized.

On January 14, 2002, the Company announced an agreement with the Marlborough Stirling group to outsource the administration of the Company’s individual life and pension business in the United Kingdom which had already been closed for new business. During 2004, expenses related to closing branches, contract cancellations, system migrations and other related costs of $10 ($33 and $88 in 2003 and 2002, respectively) were included in the operating expenses in the consolidated statements of operations.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5. Disposals and Discontinued Operations

Effective February 28, 2003, the Company sold its United Kingdom group insurance business to Unum Limited (UnumProvident). Under the agreements, UnumProvident acquired the Company’s United Kingdom group income protection business together with the renewal rights to the group life business. The transaction resulted in a gain that is not considered material to these consolidated financial statements.

Effective January 7, 2003, the Company sold all the common shares of Clarica U.S., Inc. (Clarica U.S.) to Midland National Life Insurance Company for $414 in cash. A loss of $48 on the sale of Clarica U.S. was accrued in 2002.

The transactions are summarized below:

	2003		2002	2002

	Clarica U.S.		Spectrum(1)	Diversico(1)

Percentage of shares disposed of	100%		100%	100%

Invested assets disposed of	$5,047		$9	$2
Other assets disposed of	225		96	315

	5,272		105	317

Actuarial liabilities and other policy liabilities disposed of	4,265		—	—
Amounts on deposit disposed of	—		—	—
Other liabilities disposed of	553		36	4

	4,818		36	4

Net balance sheet assets disposed of	$454		$69	$313

Considerations:
Common shares exchanged	$—		$249	$322
Transaction and other related costs	(8)		(7)	(5)
Net proceeds of disposal	414		—	—

Total consideration	$406		$242	$317

Pre-tax gain (loss) on sale	$(48	)(2)	$173	$4

Cash and cash equivalents disposed of	$133		$8	$2

(1)	For summary information see Note 3.
(2)	Loss accrued in 2002 and reported as part of the income (loss) from discontinued operations.

As a result of the plan of disposal for Clarica U.S., it was accounted for as a discontinued operation in 2002. The components of the $36 loss from discontinued operations for 2002 shown in the consolidated statements of operations are as follows:

2002

REVENUE	$945
EXPENSES	923

Net operating income before income taxes	22
Income taxes expense	10

Net operating income	12
Gain (loss) on sale of Clarica U.S.	(48)

Income (loss) from discontinued operations, net of income taxes	$(36)

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6. Segmented Information

The Company has six reportable segments: SLF Canada, SLF United States, MFS Investment Management (MFS), SLF Asia, SLF United Kingdom and Corporate Capital. These reportable segments reflect the Company’s management structure and internal financial reporting. Each of these segments operates in the financial services industry and has its own management. They derive their revenues principally from mutual funds, investment management and annuities, life and health insurance, life retrocession and financial reinsurance. Revenues not attributed to the strategic business units are derived primarily from investments of a corporate nature and earnings on capital.

Corporate Capital includes the run-off reinsurance operations and those other operations for which management responsibility resides in head office. Net income (loss) from continuing operations in this category is shown net of certain expenses borne centrally.

As Clarica U.S. has been discontinued and the sale was completed on January 7, 2003, revenue, expenses and net income (loss) from continuing operations for 2002 do not include these results.

Inter-segment transactions consist primarily of internal financing agreements. They are measured at market values prevailing when the arrangements were negotiated. Inter-segment revenue consists of interest of $333 in 2004 ($352 in 2003 and $306 in 2002) and fee income of $44 in 2004 ($45 in 2003 and $68 in 2002).

The results of the segments’ operations are discussed in the Management’s Discussion and Analysis. The results for MFS for 2004 include the $59 ($211 in 2003) net provision for regulatory issues and other actions as described in Note 21.

Results by segment for the years ended December 31
		United States			United	Corporate	Consolidation
	Canada	Sun Life	MFS	Asia	Kingdom	Capital	Adjustments	Total

2004
Revenue	$8,614	$9,429	$1,700	$697	$1,258	$427	$(377)	$21,748
Change in actuarial liabilities	$(232)	$1,332	$—	$290	$(81)	$116	$—	$1,425
Interest on claims and deposits	$87	$17	$—	$29	$3	$1	$—	$137
Interest expenses	$132	$135	$15	$—	$25	$222	$(334)	$195
Income taxes (benefit)	$289	$55	$108	$14	$(4)	$(169)	$—	$293
Net income (loss) from continuing operations	$979	$392	$114	$45	$173	$(9)	$—	$1,694

2003
Revenue	$8,636	$9,663	$1,684	$587	$1,443	$440	$(397)	$22,056
Change in actuarial liabilities	$456	$1,046	$—	$224	$(60)	$(156)	$—	$1,510
Interest on claims and deposits	$84	$18	$—	$29	$3	$1	$—	$135
Interest expenses	$117	$152	$23	$—	$25	$246	$(354)	$209
Income taxes (benefit)	$342	$97	$5	$12	$8	$(77)	$—	$387
Net income (loss) from continuing operations	$826	$305	$(43)	$37	$203	$(20)	$—	$1,308

2002
Revenue	$6,563	$11,877	$1,979	$661	$1,828	$567	$(374)	$23,101
Change in actuarial liabilities	$535	$2,500	$—	$293	$168	$326	$—	$3,822
Interest on claims and deposits	$74	$29	$—	$30	$2	$—	$—	$135
Interest expenses	$77	$154	$29	$—	$28	$211	$(307)	$192
Income taxes (benefit)	$191	$38	$109	$11	$(18)	$(233)	$—	$98
Net income (loss) from continuing operations	$514	$360	$174	$24	$190	$(229)	$—	$1,033

Assets by segment as at December 31
		United States			United	Corporate	Consolidation
	Canada	Sun Life	MFS	Asia	Kingdom	Capital	Adjustments	Total

2004
General fund assets	$51,752	$39,641	$824	$2,292	$10,214	$3,878	$(844)	$107,757
Segregated funds net assets	$24,170	$25,146	$—	$32	$7,216	$—	$—	$56,564

2003
General fund assets	$51,522	$40,763	$1,084	$2,021	$10,532	$4,057	$(770)	$109,209
Segregated funds net assets	$22,535	$24,519	$—	$11	$7,021	$—	$—	$54,086

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6. Segmented Information (Cont’d)

The following table shows revenue, net income (loss) from continuing operations and assets by territory for Corporate Capital:

	2004	2003	2002

Revenue
United States	$285	$134	$181
Other Countries	142	306	386

Total revenue	$427	$440	$567

Net income (loss) from continuing operations:
United States	$44	$(63)	$(241)
Other Countries	(53)	43	12

Total net income (loss) from continuing operations	$(9)	$(20)	$(229)

Assets:
General funds:
United States	$3,177	$1,838	$1,160
Other countries	701	2,219	2,788

Total assets	$3,878	$4,057	$3,948

7. Fair Value of Financial Instruments

Financial instruments are contractual rights or obligations to either receive or deliver an asset. In an exchange of financial instruments, “fair value” refers to the amount that would be agreed upon between willing knowledgeable parties. Estimated fair values do not necessarily represent the values for which these financial instruments could have been sold at the dates of the consolidated balance sheets.

A significant portion of any difference between fair values and carrying values relates to invested assets that are matched to liabilities as to duration, within specified limits. If these assets are sold before maturity, the Company will reinvest the proceeds to ensure there are sufficient assets to match liabilities. Consequently, changes in the fair values of assets backing liabilities will tend to be offset by changes in the fair values of those liabilities.

The fair values and the methods and assumptions used to estimate fair values for invested assets are discussed in Note 8. Derivative financial instruments are discussed in Note 9. Fair values of actuarial liabilities, future income taxes related to life insurance companies and deferred net realized gains are disclosed in Note 12. The fair values and discussion of the method for estimating these values for subordinated debt are included in Note 14. The carrying value and fair value of amounts on deposit are $3,144 and $3,150, respectively, as at December 31, 2004 ($3,120 and $3,139, respectively, as at December 31, 2003). Fair values of fixed rate deposits are determined by discounting the expected future cash flows using current market interest rates for similar deposits. For amounts on deposit with no stated maturity, fair value is equal to carrying value.

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8. Invested Assets and Income

The Company invests primarily in bonds, mortgages, stocks and real estate. The accounting policy for each type of invested asset is described in Note 1.

A) FAIR VALUE OF INVESTED ASSETS

The carrying values and fair values of the Company’s invested assets are shown in the following table.

		2004			2003

	Carrying	Fair		Carrying	Fair
	Value	Value	Yield %	Value	Value	Yield %

ASSETS
Bonds	$64,496	$68,556	6.22	$66,090	$70,092	5.98
Mortgages	13,862	14,576	6.80	13,601	14,381	7.00
Stocks	3,463	3,376	10.33	3,473	3,102	7.48
Real estate	3,148	3,421	9.12	3,067	3,287	8.89
Policy loans	2,936	2,936	6.50	3,003	3,003	6.99
Cash, cash equivalents and short-term securities	5,966	5,966	n/a	4,972	4,973	n/a
Other invested assets	3,046	3,967	n/a	2,970	3,414	n/a

Total invested assets	$96,917	$102,798	6.12	$97,176	$102,252	5.79

The fair value of publicly traded bonds is determined using quoted market prices. For non-publicly traded bonds, fair value is determined using a discounted cash flow approach that includes provisions for credit risk and assumes that the securities will be held to maturity. Fair value of mortgages is determined by discounting the expected future cash flows using current market interest rates for mortgages with similar credit risks and terms to maturity. Fair value of stocks is based on quoted market prices, usually the last trade values. Fair value of real estate is determined by reference to sales of comparable properties in the marketplace and the net present value of the expected future cash flows, discounted using current interest rates. Due to their nature, the fair values of policy loans and cash and cash equivalents are assumed to be equal to their carrying values. The fair values of short-term securities are based on market yields. The fair values of other invested assets are determined by reference to market prices for similar investments. Other invested assets in the table above includes the Company’s investment in CI Funds with a carrying value of $1,014 and a fair value of $1,805 ($987 and $1,407, respectively, in 2003). Yield is calculated based on total net investment income divided by the total of the average carrying value of invested assets, which includes accrued investment income net of deferred net realized gains.

B) INVESTMENT POLICIES

It is the Company’s policy to diversify all investment portfolios. The Company’s mortgage loans, stocks and real estate investments are diversified by type and location and, for mortgage loans, by borrower. Interest rate risk, which is the potential for loss due to interest rate fluctuations, is discussed in Note 12.

Credit risk is the risk of financial loss resulting from the failure of debtors to make payments of interest or principal when due. The Company controls this risk through detailed credit and underwriting policies, as well as through setting counterparty exposure limits. The Company maintains policies which set limits, based on consolidated equity, to the credit exposure for investments in any single issuer and in any associated group of issuers. Exceptions exist for investments in securities which are issued or guaranteed by either the Government of Canada, United States or United Kingdom and issuers for which the Board has granted specific approval. Mortgage loans are collateralized by the related property and generally do not exceed 75% of the value of the property at the time the original loan is made.

C) INVESTED ASSETS BY TYPE

i) BONDS

The carrying value and fair value of bonds by rating are shown in the table below.

	2004		2003

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Bonds by credit rating:
AAA	$16,895	$17,549	$18,714	$19,499
AA	8,714	9,492	7,915	8,438
A	19,187	20,701	18,952	20,393
BBB	17,695	18,662	17,980	19,080
BB & lower	2,005	2,152	2,529	2,682

Total bonds	$64,496	$68,556	$66,090	$70,092

Investment grade bonds are those rated BBB and above. The Company’s bond portfolio has 96.9% (96.2% in 2003) invested in investment grade bonds based on carrying value.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8. Invested Assets and Income (Cont’d)

Gross unrealized gains (losses) on bonds are shown in the tables below. Gross unrealized gains and losses are not brought into income or included in the carrying value on the consolidated balance sheets.

	2004

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value

Issued or guaranteed by:
Canadian federal government	$5,601	$218	$—	$5,819
Canadian provincial and municipal governments	5,716	742	—	6,458
U.S. Treasury and other U.S. agencies	1,224	52	(4)	1,272
Other foreign governments	2,805	179	(21)	2,963
Corporate	40,351	2,845	(85)	43,111
Asset-backed securities	8,799	221	(87)	8,933

Total bonds	$64,496	$4,257	$(197)	$68,556

	2003

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value

Issued or guaranteed by:
Canadian federal government	$6,209	$161	$(1)	$6,369
Canadian provincial and municipal governments	5,106	588	(3)	5,691
U.S. Treasury and other U.S. agencies	1,143	44	(13)	1,174
Other foreign governments	3,437	196	(32)	3,601
Corporate	40,604	3,118	(151)	43,571
Asset-backed securities	9,591	208	(113)	9,686

Total bonds	$66,090	$4,315	$(313)	$70,092

The carrying value of bonds by issuer country is as follows:

	2004	2003

Canada	$25,556	$25,708
United States	27,857	29,036
United Kingdom	6,989	7,465
Other	4,094	3,881

Total bonds	$64,496	$66,090

The contractual maturities of bonds as at December 31 are shown in the table below. Bonds that are not due at a single maturity date are included in the table in the year of final maturity. Asset-backed securities that are not due at a single maturity date are shown separately. Actual maturities could differ from contractual maturities because of the borrower’s right to call or right to prepay obligations, with or without prepayment penalties.

	2004		2003

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Due in one year or less	$3,770	$3,801	$3,449	$3,487
Due in years two through five	12,789	13,206	15,366	16,011
Due in years six through ten	14,671	15,566	14,318	15,269
Due after ten years	24,467	27,050	23,366	25,639
Asset-backed securities	8,799	8,933	9,591	9,686

Total bonds	$64,496	$68,556	$66,090	$70,092

ii) MORTGAGES

The carrying value of non-residential and residential mortgages by geographic location is shown in the table below. Residential mortgages include mortgages for single and multiple family dwellings.

	2004			2003

	Non-residential	Residential	Total	Non-residential	Residential	Total

Canada	$5,684	$3,676	$9,360	$5,799	$3,952	$9,751
United States	4,098	172	4,270	3,465	92	3,557
United Kingdom	231	1	232	292	1	293

Total mortgages	$10,013	$3,849	$13,862	$9,556	$4,045	$13,601

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8. Invested Assets and Income (Cont’d)

At December 31, 2004, scheduled mortgage loan maturities, before allowances for losses, are as follows:

Year	Amount

2005	$1,117
2006	1,315
2007	1,257
2008	1,302
2009	1,165
Thereafter	7,743

Total mortgages	$13,899

Actual payments could differ from the scheduled mortgage loan maturities because borrowers may have the right to prepay obligations, with or without prepayment penalties.

iii) STOCKS

The carrying value of stocks by issuer country is as follows:

	2004	2003

Canada	$791	$802
United States	1,105	1,014
United Kingdom	1,417	1,505
Other	150	152

Total stocks	$3,463	$3,473

Gross unrealized gains (losses) on stocks are shown in the following table.

			Gross	Gross	Estimated
	Carrying	Original	Unrealized	Unrealized	Fair
	Value	Cost	Gains	(Losses)	Value

Total 2004	$3,463	$2,695	$744	$(63)	$3,376

Total 2003	$3,473	$2,660	$549	$(107)	$3,102

iv) REAL ESTATE

The carrying value of real estate by geographic location is as follows:

	2004	2003

Canada	$1,869	$1,874
United States	917	837
United Kingdom	360	354
Other	2	2

Total real estate	$3,148	$3,067

Real estate includes real estate held for investment and real estate held for sale, as described in Note 1. The carrying value and fair value of real estate in each of these categories is shown in the table below.

	2004		2003

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Real estate held for investment	$3,139	$3,408	$3,057	$3,273
Real estate held for sale	9	13	10	14

Total real estate	$3,148	$3,421	$3,067	$3,287

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8. Invested Assets and Income (Cont’d)

D) IMPAIRED INVESTED ASSETS

The Company has impaired invested assets with specific allowances and other sectoral allowances, at December 31, as follows:

	2004				2003

	Impaired		Allowance		Impaired		Allowance
	Carrying Value	(1)	for Losses	(2)	Carrying Value	(1)	for Losses	(2)

Bonds	$333		$213		$574		$302
Mortgages	74		37		79		42
Other	34		13		46		22

Total	$441		$263		$699		$366

(1)	Impaired carrying value shown above is shown gross, before allowance for losses. Includes $12 in 2004 ($25 in 2003) of impaired mortgages that have no allowance for losses. Impaired mortgage loans with no allowance for losses are loans for which, at a minimum, either the fair value of the collateral or the expected future cash flows exceed the carrying value.
(2)	Includes sectoral allowances of $74 and $24 for bonds and mortgages, respectively, in 2004 ($92 and $32, respectively, in 2003). The remaining allowances are specific allowances.

Additional information related to impaired invested assets is shown in the following table.

	2004	2003

Mortgages with scheduled payments 90 days or more in arrears:
Carrying value	$22	$20
Percentage of total mortgages before allowances	0.2%	0.2%
Weighted average recorded investment in impaired mortgage loans, before allowances	$66	$85
Interest received on impaired mortgage loans (recorded as received)	$4	$5
Carrying value of bonds, mortgages and real estate (including specific allowances) that were non-income producing for the preceding 12 months	$100	$129

The changes in the allowances for losses are as follows:

	Bonds	Mortgages	Other	Total

Balance, January 1, 2003	$417	$63	$15	$495
Provision for losses	108	(6)	11	113
Write-offs, net of recoveries	(159)	(7)	(2)	(168)
Effect of changes in currency exchange rates	(64)	(8)	(2)	(74)

Balance, December 31, 2003	$302	$42	$22	$366
Provision for losses	22	—	(1)	21
Write-offs, net of recoveries	(92)	(2)	(7)	(101)
Effect of changes in currency exchange rates	(19)	(3)	(1)	(23)

Balance, December 31, 2004	$213	$37	$13	$263

E) DEFERRED NET REALIZED GAINS

Deferred net realized gains are realized gains and losses which have not yet been recognized in income. The changes in deferred net realized gains are shown in the table below.

	Bonds	Mortgages	Stocks	Real Estate	Derivatives	Total

Balance, January 1, 2003	$1,832	$83	$1,450	$191	$(100)	$3,456
Net realized gains (losses) for the period	509	87	(4)	7	(59)	540
Amortization of deferred net realized gains	(221)	(28)	(240)	(21)	14	(496)
Effect of changes in currency exchange rates	(208)	(7)	(150)	(13)	2	(376)

Balance, December 31, 2003	$1,912	$135	$1,056	$164	$(143)	$3,124
Net realized gains (losses) for the period	526	60	148	56	114	904
Amortization of deferred net realized gains	(277)	(32)	(222)	(23)	12	(542)
Effect of changes in currency exchange rates	(14)	(5)	(8)	(1)	8	(20)

Balance, December 31, 2004	$2,147	$158	$974	$196	$(9)	$3,466

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8. Invested Assets and Income (Cont’d)

F) NET INVESTMENT INCOME

Net investment income has the following components:

	2004	2003	2002

Interest from:
Bonds	$3,807	$3,831	$3,810
Mortgages	899	951	899
Policy loans	202	224	195
Cash, cash equivalents and short-term securities	113	134	122

Interest income	5,021	5,140	5,026
Dividends from stocks	116	103	135
Real estate income (net)	229	222	223
Amortization of deferred net realized gains	542	496	433
Amortization of unrealized gains and losses	(44)	(140)	(186)
Derivative realized and unrealized gains and losses(1)	39	(85)	(89)
Other items (net) (2)	145	184	203

	6,048	5,920	5,745
Provisions for losses on investments	(21)	(113)	(365)
Investment expenses and taxes	(103)	(104)	(99)
Impact of discontinued operations	—	—	(150)

Total net investment income	$5,924	$5,703	$5,131

(1)	Consists of realized and unrealized gains on derivatives that are reported at fair value. Additional derivative income (loss) of $(72) ($(47) in 2003, $(122) in 2002) is included in net investment income.
(2)	Includes gains and losses on sales of subsidiaries (Note 5).

G) SECURITIES LENDING

The Company engages in securities lending to generate additional income. Certain securities from its portfolio are loaned to other institutions for short periods. Collateral, which exceeds the fair value of the loaned securities, is deposited by the borrower with a lending agent, usually a securities custodian, and maintained by the lending agent until the underlying security has been returned to the Company. The fair value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the fair values fluctuate. It is the Company’s practice to obtain a guarantee from the lending agent against counterparty default, including collateral deficiency. At December 31, 2004, the Company had loaned securities (which are included in invested assets) with a carrying value and fair value of approximately $2,071 and $2,130, respectively ($568 and $609, respectively, in 2003).

H) LOAN SECURITIZATIONS

During the year, the Company sold commercial mortgages to a trust which subsequently issued securities backed by the commercial mortgages. The Company was retained to service and administer the mortgages and also retained a subordinated investment interest in the issued securities. Similar transactions occurred in 2003 and 2002. Details of these transactions are shown in the following table.

	2004	2003	2002

Carrying value of mortgages sold	$161	$623	$497
Gain on sale	$18	$70	$28

As at December 31, 2004, the key assumptions used in the discounted cash flow models to determine the fair value of retained interest amounts and the sensitivity of these fair values to an immediate 10% and 20% adverse change in key assumptions are as follows:

	2004		2003

	Mortgages	Bonds	Mortgages	Bonds

Carrying value of retained interests	$134	$4	$161	$4
Fair value of retained interests	$146	$4	$174	$5
Weighted average remaining life (in years)	3.6-20.4	7.7	5.5-21.24	8.7
Discount rate	2.5-7.0%	11.1%	2.5-7.0%	11.1%
Impact on fair value of 10% adverse change	$2	$—	$6	$1
Impact on fair value of 20% adverse change	$5	$—	$10	$1
Anticipated credit losses	—	0.6%	—	0.6%
Impact on fair value of 10% adverse change		$1		$1
Impact on fair value of 20% adverse change		$1		$2

The sensitivity analysis in the preceding table is hypothetical and should be used with caution. As the figures indicate, changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

The credit losses, net of recoveries, of the securitized bond portfolio for 2004 were $nil ($4 in 2003). As at December 31, 2004, the securitized bond portfolio included bonds of $2 that were 90 days or more past due ($17 in 2003).

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8. Invested Assets and Income (Cont’d)

The following table summarizes certain cash flows received from securitization trusts in 2004, 2003 and 2002:

	2004		2003		2002

	Mortgages	Bonds	Mortgages	Bonds	Mortgages	Bonds

Proceeds from new securitizations	$179	$—	$693	$—	$525	$—
Cash flows received on retained interests and servicing fees	$57	$—	$26	$—	$17	$2

9. Derivative Financial Instruments

The Company uses derivative instruments for hedging and risk management purposes or in replication strategies to reproduce permissible investments. The accounting policies for the derivative financial instruments are described in Note 1. The Company monitors the gap in market sensitivities between liabilities and supporting assets for its hedging strategies. That gap is managed within defined tolerance limits by, where appropriate, the use of derivative instruments. Models and techniques are used by the Company to ensure the continuing effectiveness of its hedging and risk management strategies.

Derivative instruments are either exchange-traded or over-the-counter contracts negotiated between two counterparties. The notional amount is the basis for calculating payments and is generally not the actual amount exchanged. Since counterparty failure in an over-the-counter derivative transaction could render it ineffective for hedging purposes, the Company transacts its derivative contracts with counterparties rated AA or better. In limited circumstances, the Company will enter into transactions with lower rated counterparties if credit enhancement features are included. As at December 31, 2004, the Company had assets of $63 ($94 in 2003) pledged as collateral for derivative contracts.

The Company has the following amounts outstanding at December 31:

			2004

			Notional Amounts
	Fair Value		Term to Maturity			Total
			Under	1 to	Over	Notional
	Positive(1)	Net	1 year	5 years	5 years	Amount

Interest rate contracts	$215	$(148)	$1,776	$4,040	$8,567	$14,383
Foreign exchange contracts	793	720	2,395	881	1,858	5,134
Equity and other contracts(2)	561	508	2,510	6,404	1,786	10,700

Total	$1,569	$1,080	$6,681	$11,325	$12,211	$30,217

Over-the-counter contracts						$29,247

Exchange-traded contracts						$970

			2003

			Notional Amounts
	Fair Value		Term to Maturity			Total
			Under	1 to	Over	Notional
	Positive(1)	Net	1 year	5 years	5 years	Amount

Interest rate contracts	$249	$(173)	$2,271	$5,781	$6,325	$14,377
Foreign exchange contracts	599	570	892	1,119	1,657	3,668
Equity and other contracts	385	318	3,836	1,770	2,512	8,118

Total	$1,233	$715	$6,999	$8,670	$10,494	$26,163

Over-the-counter contracts						$25,924

Exchange-traded contracts						$239

(1)	Used to determine the credit risk exposure if the counterparties were to default. The credit risk exposure is the cost of replacing, at current market rates, all contracts with a positive fair value.
(2)	Equity and other contracts in 2004 includes an equity forward with a fair value of $4 hedging the variation in the cash flows associated with the anticipated payments under certain stock-based compensation plans expected to occur in 2007. The fair value that has not been recognized ($3) will be recognized in net income as the liability is accrued for the stock-based compensation plan over the vesting period.

Fair values of interest rate swap contracts and foreign exchange swap and forward contracts are determined by discounting expected future cash flows using current market interest and exchange rates for similar instruments. Fair values of options, financial futures and common stock index swaps are based on the quoted market prices or the value of underlying securities or indices.

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10. Goodwill and Intangible Assets

GOODWILL

In addition to the goodwill of $5,471 ($5,573 in 2003) shown on the consolidated balance sheets, goodwill of $395 ($396 in 2003) for investments accounted for by the equity method is included in other invested assets. There were no write-downs of goodwill due to impairment during the years ended December 31, 2004, 2003 and 2002.

Changes in goodwill of subsidiaries and investments accounted for by the equity method are as follows:

		United		Corporate
	Canada	States	Asia	Capital	Total

Balance, January 1, 2003	$3,861	$2,010	$30	$277	$6,178
Acquisitions	190	—	—	48	238
Dispositions	(3)	(41)	(1)	—	(45)
Effect of changes in currency exchange rates	—	(360)	—	(42)	(402)

Balance, December 31, 2003	$4,048	$1,609	$29	$283	$5,969
Acquisitions	10	—	—	33	43
Dispositions	(17)	—	(1)	—	(18)
Effect of changes in currency exchange rates	—	(112)	—	(16)	(128)

Balance, December 31, 2004	$4,041	$1,497	$28	$300	$5,866

INTANGIBLE ASSETS

In addition to the intangible assets of $751 ($763 in 2003) shown on the consolidated balance sheets, intangible assets of $744 ($744 in 2003) for investments accounted for by the equity method are included in other invested assets. Amortization of intangible assets recorded in operating expenses during the year was $22 ($24 in 2003 and $17 in 2002). There were no write-downs of intangibles due to impairment during the years ended December 31, 2004, 2003 and 2002. As at December 31, 2004, the components of the intangible assets are as follows:

	2004			2003

	Gross carrying	Accumulated	Net	Gross carrying	Accumulated	Net
	amount	amortization	amount	amount	amortization	amount

Amortizable intangible assets:
Sales potential of field force	$400	$25	$375	$400	$16	$384
Asset administration contracts	201	21	180	201	14	187
Banking distribution channel	33	10	23	36	8	28
Other	2	1	1	3	1	2

	636	57	579	640	39	601

Non-amortizable intangible assets:
Fund management contracts	850	—	850	839	—	839
Brand name	54	—	54	54	—	54
State licenses	12	—	12	13	—	13

	916	—	916	906	—	906

Total intangible assets	$1,552	$57	$1,495	$1,546	$39	$1,507

11. Other Assets

Other assets consist of the following:

	2004	2003

Accounts receivable	$1,244	$1,772
Investment income due and accrued	1,121	1,153
Future income taxes (Note 20)	722	977
Deferred acquisition costs	362	548
Prepaid expenses	219	188
Outstanding premiums	294	389
Accrued benefit asset (Note 22)	438	435
Capital assets	168	196
Other	50	39

Total other assets	$4,618	$5,697

Amortization of deferred acquisition costs charged to income amounted to $179 in 2004 ($234 and $316 in 2003 and 2002, respectively).

Capital assets are carried at a cost of $591 ($601 in 2003), less accumulated depreciation and amortization of $423 ($405 in 2003). Depreciation and amortization charged to income totalled $62 ($67 and $75 in 2003 and 2002, respectively).

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12. Actuarial Liabilities and Other Policy Liabilities

A) ACTUARIAL POLICIES

Actuarial liabilities and other policy liabilities represent the estimated amounts which, together with estimated future premiums and net investment income, will provide for outstanding claims, estimated future benefits, policyholders’ dividends, taxes (other than income taxes) and expenses on in-force policies.

In calculating actuarial liabilities and other policy liabilities, assumptions must be made about the timing and amount of many events, including death, accident or sickness, investment, inflation, policy termination, expenses, taxes, premiums, commissions and policyholder dividends. The general approaches to the setting of assumptions used by the Company are described later in this note.

The Company uses best estimate assumptions for expected future experience. Uncertainty is inherent in the process, as no one can accurately predict the future. Some assumptions relate to events that are anticipated to occur many years in the future and are likely to require subsequent revision. Additional provisions are included in the actuarial liabilities to provide for possible adverse deviations from the best estimates. If the assumption is more susceptible to change or if the actuary is less certain about the underlying best estimate assumption, a correspondingly larger provision is included in the actuarial liabilities.

In determining these provisions, the Company ensures:
•	When taken one at a time, each provision is reasonable with respect to the underlying best estimate assumption, and the extent of uncertainty present in making that assumption.
•	In total, the cumulative effect of all provisions is reasonable with respect to the total actuarial liabilities.

With the passage of time and resulting reduction in estimation risk, the provisions are released into income. In recognition of the long-term nature of policy liabilities, the margin for possible deviations generally increases for contingencies further in the future. The best estimate assumptions and margins for adverse deviations are reviewed annually and revisions are made where deemed necessary and prudent.

Provision for Policyholder Dividends

An amount equal to the earned and accrued portion of policyholder dividends including earned and accrued terminal dividends is shown as a provision for policyholder dividends. Actuarial liabilities provide for the payment of policyholder dividends that are forecasted to be paid over the next 12 months and beyond, in excess of dividends earned and accrued. Both liabilities are determined taking into account the scale of dividends approved by the Board and the expectation that future dividends will be adjusted to reflect future experience. Policyholder dividends of $809 are included in policyholder dividends and interest on claims and deposits in the consolidated statements of operations ($867 in 2003 and $899 in 2002, on a restated basis).

B) COMPOSITION OF ACTUARIAL LIABILITIES AND OTHER POLICY LIABILITIES

The actuarial liabilities and other policy liabilities consist of the following:

	2004

		United		United	Other
	Canada	States	Asia	Kingdom	Operations	(1)	Total

Individual participating life	$11,133	$5,137	$1,042	$3,648	$92		$21,052
Individual non-participating life	1,797	4,129	199	(20)	330		6,435
Group life	1,227	121	1	4	—		1,353
Individual annuities	10,040	19,038	—	3,553	—		32,631
Group annuities	5,999	3,057	—	—	—		9,056
Health insurance	3,228	447	(1)	—	57		3,731

Total actuarial liabilities	33,424	31,929	1,241	7,185	479		74,258
Add: Other policy liabilities(2)	793	420	36	100	449		1,798

Actuarial liabilities and other policy liabilities	$34,217	$32,349	$1,277	$7,285	$928		$76,056

	2003

		United		United	Other
	Canada	States	Asia	Kingdom	Operations	(1)	Total

Individual participating life	$10,746	$5,338	$874	$3,743	$85		$20,786
Individual non-participating life	1,605	3,359	171	(27)	313		5,421
Group life	1,333	116	1	25	—		1,475
Individual annuities	10,680	19,315	—	3,433	—		33,428
Group annuities	6,181	4,397	—	—	—		10,578
Health insurance	3,131	451	—	—	54		3,636

Total actuarial liabilities	33,676	32,976	1,046	7,174	452		75,324
Add: Other policy liabilities(2)	773	420	41	124	672		2,030

Actuarial liabilities and other policy liabilities	$34,449	$33,396	$1,087	$7,298	$1,124		$77,354

(1)	Primarily business from the run-off reinsurance operations.
(2)	Consists of policy benefits payable, provisions for unreported claims, provisions for policyholder dividends and provisions for experience rating refunds.

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12. Actuarial Liabilities and Other Policy Liabilities (Cont’d)

C) TOTAL ASSETS SUPPORTING ACTUARIAL LIABILITIES, EQUITY AND OTHER

The following tables show the total assets supporting actuarial liabilities, equity and other:

	2004

	Bonds	Mortgages	Stocks	Real Estate	Other	Total

Individual participating life	$13,116	$3,400	$2,653	$2,153	$4,727	$26,049
Individual non-participating life	5,182	1,175	288	7	1,309	7,961
Group life	1,684	562	8	26	222	2,502
Individual annuities	28,322	4,810	51	62	2,512	35,757
Group annuities	7,070	2,281	32	121	791	10,295
Health insurance	4,685	1,358	11	40	440	6,534
Equity and other	4,437	276	420	739	12,787	18,659

Total assets	$64,496	$13,862	$3,463	$3,148	$22,788	$107,757

	2003

	Bonds	Mortgages	Stocks	Real Estate	Other	Total

Individual participating life	$12,544	$3,626	$2,691	$2,094	$4,617	$25,572
Individual non-participating life	4,293	885	259	5	1,213	6,655
Group life	1,672	573	17	21	346	2,629
Individual annuities	28,163	4,535	58	26	4,808	37,590
Group annuities	8,524	2,436	26	118	781	11,885
Health insurance	4,431	1,298	15	16	874	6,634
Equity and other	6,463	248	407	787	10,339	18,244

Total assets	$66,090	$13,601	$3,473	$3,067	$22,978	$109,209

D) CHANGES IN ACTUARIAL LIABILITIES

Changes in actuarial liabilities during the year are as follows:

	2004	2003

Actuarial liabilities, January 1	$75,324	$87,521

Change in liabilities on in-force business	(2,374)	(1,891)
Liabilities arising from new policies	3,799	3,225
Significant changes in assumptions or methodology:(1)
Gross increases	—	313
Gross decreases	—	(137)

Increase in actuarial liabilities	1,425	1,510

Changes in intrinsic value of options that hedge certain variable annuity products(2)	—	(199)
Dispositions	—	(4,683)
Other	(29)	80
Change due to ceding reinsurance agreements	(30)	(465)
Effect of changes in currency exchange rates	(2,432)	(8,440)

Actuarial liabilities, December 31	74,258	75,324
Add: Other policy liabilities	1,798	2,030

Actuarial liabilities and other policy liabilities, December 31	$76,056	$77,354

(1)	During the second quarter of 2003, the Company implemented a number of changes to its U.S. actuarial liability calculations. These changes reflect improved modelling capabilities now permitted under the updated Canadian Institute of Actuaries Consolidated Standards of Practice and the impact of lower interest rates on the cost of certain guarantees. The net impact of these changes resulted in an increase to actuarial liabilities of $6 (gross increases of $143 net of gross decreases of $137). The actuarial liability for segregated fund guarantees was increased by approximately $170 in the fourth quarter of 2003 to protect against increased downside risk following the rise in the equity markets.
(2)	The changes in intrinsic value of the options that hedge certain variable annuity products were included in the increase in actuarial liabilities in the consolidated statements of operations and in other invested assets in the consolidated balance sheets in 2003. In 2004, these options no longer qualify for hedge accounting as per CICA Handbook Accounting Guideline 13, as described in Note 2.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12. Actuarial Liabilities and Other Policy Liabilities (Cont’d)

E) FAIR VALUE OF ACTUARIAL LIABILITIES, FUTURE INCOME TAXES AND DEFERRED NET REALIZED GAINS

The fair value of total actuarial liabilities shown in the tables above is $81,641 in 2004 and $81,713 in 2003 as restated. Fair value of actuarial liabilities is determined by reference to the fair value of the assets supporting those liabilities. The fair value of the net deferred income tax asset related to life insurance companies is $(494) in 2004 (carrying value of $294) and $(25) in 2003 (carrying value of $426). Fair value of income taxes represents the amount that would be recognized on the balance sheet if the financial instruments were measured at fair value. Deferred net realized gains, which are taken into account in establishing the actuarial liabilities, no longer exist when financial assets and liabilities are measured at fair value.

F) ASSUMPTIONS AND MEASUREMENT UNCERTAINTY

Mortality

Mortality refers to the rate at which death occurs for a defined group of people. Insurance mortality assumptions are generally based on the Company’s average five-year experience. For annuities, Company experience is combined with industry experience, since the Company’s own experience is insufficient to be statistically reliable. Assumed future mortality rates on annuities are adjusted to reflect expected improvements in mortality. Assumed mortality rates for life insurance contracts do not reflect any future improvement which might occur.

For products where higher mortality would be financially adverse to the Company, a 1% increase in the best estimate assumption would decrease net income by $106. For products where lower mortality would be financially adverse to the Company, a 1% reduction in the mortality assumption would decrease net income by $32.

Morbidity

Morbidity refers to the rate of accident or sickness, and recovery therefrom, for a defined group of people. Most of the Company’s disability insurance is marketed on a group basis. In Canada, the Company offers critical illness policies and long-term care on an individual basis. Medical stop-loss insurance is offered on a group basis in the United States. In Canada, group morbidity assumptions are based on the Company’s five-year average experience, modified to reflect the trend in recovery rates. For long-term care and critical illness insurance, assumptions are developed in collaboration with our reinsurers and are largely based on their experience. In the United States, Company experience is used for both medical stop-loss and disability assumptions, with some consideration for industry experience. Larger provisions for adverse deviation are used for those benefits where Company or industry experience is limited. For products where the morbidity is a significant assumption, a 1% change in that assumption would reduce net income by $13.

Investment Return

The Company generally maintains distinct asset portfolios for each line of business. To ensure the adequacy of assets backing the liabilities, the Company does cash flow testing using a set of plausible future interest rates and economic environments as well as a set of prescribed scenarios. In each test, asset and liability cash flows are projected. Net cash flows are invested in new assets, if positive, or assets are sold to meet cash needs, in accordance with the assumptions in the test and the standards of the Canadian Institute of Actuaries. Whenever needed, specific assumptions are made for cyclical credit risks that exceed the long-term expectation. Deferred net realized gains are taken into account in establishing the actuarial liabilities.

Asset Default

In addition to the allowances for losses on invested assets outlined in Note 8, the actuarial liabilities include an amount of $2,160 determined on a pre-tax basis ($2,005 in 2003) to provide for possible future asset defaults and loss of asset value. This provision results from a reduction in the expected future investment yield or a reduction in the value of equity assets recognized in the computation of actuarial liabilities. The reduction varies depending on the creditworthiness of the class of asset.

Segregated Fund Guarantees

The Company has a large volume of variable annuities primarily in the United States subject to equity market movements. The Company also reinsures the guarantees offered on variable annuities issued by other insurance companies in the United States, although the Company no longer accepts new business on these reinsurance treaties. The Company monitors its experience for these guarantees on a monthly basis, and has hedged a large percentage of its exposure with long-dated put options against the S&P 500.

The Company has a block of unit-linked products in the United Kingdom which offer guaranteed annuity purchase price options. While not segregated fund guarantees, the exposure to the annuity options is dependent on the equity market movements.

The Company used stochastic modelling techniques which test a large number of different scenarios of future market returns to estimate the actuarial liability for the various guarantees offered under variable annuities and under the United Kingdom annuity options. The sensitivity of the actuarial liability to changes in expected equity market returns is significant for those blocks of business. For example, a 1% reduction in the expected long-term equity market return assumption would decrease net income by $65 in respect of these guarantees.

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12. Actuarial Liabilities and Other Policy Liabilities (Cont’d)

Interest Rate

Interest rate risk is the potential for financial loss arising from changes in interest rates. For example, the Company is exposed to this risk when the cash flows from assets and the policy obligations they support are significantly mismatched, as this may result in the need to either sell assets to meet policy payments and expenses, or reinvest excess asset cash flows under unfavourable interest environments.

To manage this risk, an investment policy statement is established for each portfolio of assets and related liabilities. Asset/liability management programs are in place to implement these policy statements. The primary approach used is duration gap analysis, which measures the sensitivity of assets and liabilities to interest rate changes across the entire yield curve. Key rate duration analysis is used to examine the duration gap of assets and liabilities at discrete intervals on the yield curve. These gaps are managed within specified tolerance limits.

Interest rate sensitivity is provided for in the actuarial liabilities for all policies, with adequate provisions to absorb moderate changes in interest rates.

For certain product types, including participating insurance and certain forms of universal life policies and annuities, policyholders share investment performance through changes in the amount of dividends declared or to the rate of interest credited. These changes occur routinely as interest rates change, and reflect the normal operation of these policies according to their contractual terms. These products generally have minimum interest rate guarantees.

For the Company’s actuarial liabilities, an immediate 1% parallel increase in interest rates at December 31, 2004 across the entire yield curve, assuming the Company was unable to take any investment action to mitigate the impact of this change, would result in an estimated increase in net income of $36. Conversely, an immediate 1% parallel decrease in interest rates, again assuming no other investment action, would result in an estimated decrease in net income of $134.

Among the different lines of insurance business, annuities are one of the most sensitive to changes in interest rates. Asset and liability cash flows by year for this business are set out in the table below. The negative cumulative gap for Canada and the United Kingdom is due to liability cash flows extending out farther in the future than asset cash flows. In the United States, the overall shorter nature of the liability cash flows leads to a positive cash flow gap. On a duration basis, the Company’s various annuity portfolios of assets and liabilities are considered well matched.

	2004

	Under	1 to	Over 5 years	Over
	1 year	5 years	to 10 years	10 years	Total

CANADA
Assets	$3,642	$8,351	$3,723	$8,176	$23,892
Liabilities	3,347	8,633	3,879	8,965	24,824

Cash flow gap	$295	$(282)	$(156)	$(789)	$(932)

UNITED STATES
Assets	$2,695	$10,116	$9,401	$4,524	$26,736
Liabilities	3,310	11,116	6,916	3,337	24,679

Cash flow gap	$(615)	$(1,000)	$2,485	$1,187	$2,057

UNITED KINGDOM
Assets	$334	$940	$1,293	$4,857	$7,424
Liabilities	238	1,084	1,329	5,101	7,752

Cash flow gap	$96	$(144)	$(36)	$(244)	$(328)

Policy Termination Rates

Policyholders may allow their policies to terminate prior to the end of the contractual coverage period by choosing not to continue to pay premiums or by exercising one of the non-forfeiture options in the contract. Assumptions for termination experience on life insurance are generally based on the Company’s average five-year experience. Termination rates vary by plan, age at issue, method of premium payment and policy duration. For universal life contracts, it is also necessary to set assumptions about premium cessation occurring prior to termination of the policy. Studies prepared by industry or actuarial bodies are used for certain products where the Company’s experience is too limited to be statistically valid.

For individual life insurance products where fewer terminations would be financially adverse to the Company, net income would be decreased by $62 if the termination rate assumption were reduced by 10% starting in policy year six (5% for participating policies and policies with adjustable premiums). For products where more terminations would be financially adverse to the Company, net income would be decreased by $62 if an extra 1% of the in-force policies were assumed to terminate each year beginning in policy year six (0.5% for participating policies and policies with adjustable premiums).

Operating Expenses and Inflation

Actuarial liabilities provide for future policy-related expenses. These include the costs of premium collection, claims adjudication and processing, actuarial calculations, preparation and mailing of policy statements and related indirect expenses and overheads. Expense assumptions are mainly based on recent Company experience using an internal expense allocation methodology. The increases assumed in future expenses are consistent with the inflation rate used in the scenario testing under the standards established by the Canadian Institute of Actuaries. The sensitivity of actuarial liabilities to a 10% increase in unit expenses Company-wide would result in a decrease in net income of $248.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12. Actuarial Liabilities and Other Policy Liabilities (Cont’d)

G) REINSURANCE AGREEMENTS

Reinsurance is used primarily to limit exposure to large losses. The Board approves the Company’s individual life insurance retention policy and limits which require that such arrangements be placed with well-established, highly rated reinsurers. Coverage is well diversified and controls are in place to manage exposure to reinsurance counterparties. While reinsurance arrangements provide for the recovery of claims arising from the liabilities ceded, the Company retains primary responsibility to the policyholders. The effect of reinsurance on premiums and payments to policyholders, beneficiaries and depositors is summarized as follows:

	2004	2003	2002

Premiums:
Direct premiums	$13,253	$13,688	$15,061
Reinsurance assumed	655	723	577
Reinsurance ceded	(987)	(868)	(763)

	$12,921	$13,543	$14,875

Payments to policyholders, beneficiaries and depositors:
Direct payments	$12,671	$13,036	$11,585
Reinsurance assumed	602	809	511
Reinsurance ceded	(741)	(919)	(408)

	$12,532	$12,926	$11,688

Actuarial liabilities are shown net of ceded reinsurance of $2,931 in 2004 ($2,528 in 2003).

H) ROLE OF THE APPOINTED ACTUARY

The Appointed Actuary is appointed by the Board and is responsible for ensuring that the assumptions and methods used in the valuation of policy liabilities are in accordance with accepted actuarial practice, applicable legislation and associated regulations or directives.

The Appointed Actuary is required to provide an opinion regarding the appropriateness of the policy liabilities at the balance sheet dates to meet all obligations to policyholders of the Company. Examination of supporting data for accuracy and completeness and analysis of Company assets for their ability to support the amount of policy liabilities are important elements of the work required to form this opinion.

The Appointed Actuary is required each year to analyze the financial condition of the Company and prepare a report for the Board. The 2004 analysis tested the capital adequacy of the Company until December 31, 2008, under various adverse economic and business conditions. The Appointed Actuary reviews the calculation of the Company’s Canadian Minimum Continuing Capital and Surplus Requirements (MCCSR) ratio, which is calculated on its worldwide insurance operations. The MCCSR ratio at December 31, 2004, was well in excess of the minimum requirement. In addition, foreign operations and foreign subsidiaries of the Company must comply with local capital requirements in each of the jurisdictions in which they operate. Furthermore, the Company is required to appropriate retained earnings of $2,328 ($2,406 in 2003). All of these regulatory requirements constrain the Company’s ability to distribute its retained earnings.

13. Other Liabilities

Other liabilities consist of the following:

	2004	2003

Accounts payable	$3,151	$3,368
Bond repurchase agreements	1,645	1,458
Accrued expenses and taxes	919	1,425
Borrowed funds	153	123
Future income taxes (Note 20)	505	515
Accrued benefit liability (Note 22)	456	447
Provisions for future policyholder costs	82	173
Other	248	286

Total other liabilities	$7,159	$7,795

The Company enters into bond repurchase agreements for operational funding and liquidity purposes. Bond repurchase agreements have maturities ranging from 4 to 96 days, averaging 21 days, and bearing interest rates averaging 2.5% as at December 31, 2004 (2.7% in 2003). As at December 31, 2004, the Company had assets with a total market value of $1,654 ($1,457 in 2003) pledged as collateral for the bond repurchase agreements.

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13. Other Liabilities (Cont’d)

The following obligations are included in borrowed funds in the table above:

	Currency of Borrowing	Maturity	2004	2003

Bank credit facilities(1)	U.S. dollars	2005	$36	$39
Encumbrances on real estate	Canadian dollars	2005-2012	52	34
	U.S. dollars	2006-2014	65	50

Total borrowed funds			$153	$123

(1)	At a floating rate, linked to London Inter Bank Offered Rate.

At December 31, 2004, aggregate maturities of encumbrances on real estate are as follows:

Year	Amount

2005	$7
2006	6
2007	15
2008	18
2009	2
Thereafter	69

Total	$117

At December 31, 2004, bank credit facilities are $36 ($39 in 2003) and the weighted average interest rates related to those borrowings is 1.6% (1.5% in 2003). The U.S. dollar bank credit facility is secured by the future distribution fee stream of the mutual funds under the management of MFS.

At December 31, 2004, the Company had $180 in a line of credit from a financial institution of which $144 was unused. This line of credit has a term of one year.

Interest expense for the borrowed funds was $11, $15 and $26 for 2004, 2003 and 2002, respectively.

14. Subordinated Debt

The following obligations are included in subordinated debt:

		Interest
	Currency	Rate	Maturity	2004	2003

Subordinated debentures (1)	Canadian dollars	5.80%	2013	$—	$253
Subordinated debentures (2)	Canadian dollars	6.65%	2015	300	300
Subordinated debentures (3)	Canadian dollars	6.15%	2022	799	799
Subordinated debentures (4)	Canadian dollars	6.30%	2028	150	150
Subordinated notes (5)	U.S. dollars	6.63%	2007	33	35
Subordinated notes	U.S. dollars	7.25%	2015	180	193
Cumulative capital securities (6)	U.S. dollars	8.53%		720	774

Total				$2,182	$2,504

Fair value				$2,416	$2,771

(1)	Redeemed on November 15, 2004. Redemption premiums of $17 ($12 net of taxes) were recorded in net investment income in 2004.
(2)	After October 12, 2010, interest is payable at 1% over the 90-day Bankers’ Acceptance Rate. Redeemable in whole or in part at any time prior to October 12, 2010. On or after October 12, 2010, redeemable in whole on interest payment date.
(3)	Issued June 25, 2002. After June 30, 2012, interest is payable at 1.54% over the 90-day Bankers’ Acceptance Rate. Redeemable in whole or in part at any time.
(4)	Redeemable in whole or in part at any time.
(5)	In the third quarter of 2003, $165 (81.6% of the originally issued notes) was redeemed. Redemption premiums of $24 ($14 net of taxes) were recorded in net investment income in 2003.
(6)	On May 6, 1997, Sun Life of Canada (U.S.) Capital Trust I, a Delaware statutory business trust of the Company, issued U.S.$600 of 8.53% cumulative capital securities (Securities). These Securities have no scheduled maturity date. Distributions are payable semi-annually in arrears and are indirectly guaranteed by Sun Life Assurance on a subordinated basis.

Fair value is based on market prices for the same or similar instruments as appropriate. Interest expense on subordinated debt was $174, $194 and $166 for 2004, 2003 and 2002, respectively.

All of the subordinated debt and cumulative capital securities qualify as capital for Canadian regulatory purposes.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15. Non-controlling Interests in Subsidiaries

Non-controlling interests in the consolidated balance sheets consist of the following:

	2004	2003

SLEECS issued by the Trust	$1,150	$1,150
Preferred shares of Sun Life Assurance(1)	152	155
Non-controlling interests in MFS and McLean Budden Limited	36	31

Total non-controlling interests in subsidiaries	$1,338	$1,336

(1)	These preferred shares were issued by Clarica before amalgamating with Sun Life Assurance.

Non-controlling interests in net income of subsidiaries include the preferred shares dividend payments of $7 ($7 in 2003 and $5 in 2002), non-controlling interests in the Trust of $52 ($51 in 2003 and $45 in 2002) and non-controlling interests in MFS and McLean Budden Limited of $21 ($7 in 2003 and $33 in 2002).

On June 25, 2002, the Trust, a controlled trust of Sun Life Assurance, issued $200 of non-voting Sun Life ExchangEable Capital Securities – Series B (SLEECS Series B). Holders of the SLEECS Series B are entitled to receive a semi-annual non-cumulative fixed cash distribution of $35.465 per SLEECS Series B, representing an annual yield of 7.093% of the one thousand dollar initial issue price, payable out of the Trust’s net distributable funds. The SLEECS Series B are subject to terms that are similar to those of the prior Sun Life ExchangEable Capital Securities – Series A (SLEECS Series A) offering as described below. The proceeds of this offering were used for general corporate purposes, including investments in subsidiaries.

On October 19, 2001, the Trust issued $950 of non-voting SLEECS Series A. Holders of the SLEECS Series A are entitled to receive a semi-annual non-cumulative fixed cash distribution of $34.325 per SLEECS Series A, representing an annual yield of 6.865% of the one thousand dollars initial issue price, payable out of the Trust’s net distributable funds. If Sun Life Assurance has not declared dividends on its non-cumulative preferred Class B Shares, Series A or on any of its preferred shares listed on a stock exchange, cash distributions will not be made on the SLEECS Series A. Subject to regulatory approval, the Trust may redeem the SLEECS Series A at any time after the fifth anniversary of the date of issuance and, in certain limited circumstances, may also redeem the SLEECS Series A during the first five years. The holders of the SLEECS Series A have the right at any time to surrender each one thousand dollars face amount of SLEECS Series A and to receive from the Trust in exchange 40 non-cumulative preferred Class A Shares, Series Z of Sun Life Assurance, subject to compliance with the Declaration of Trust. Both SLEECS Series A and SLEECS Series B qualify as capital for Canadian regulatory purposes.

Pursuant to the Share Exchange Agreement, Sun Life Financial Inc. and Sun Life Assurance agreed that if the Trust fails to pay on any regular distribution date the required cash distributions on the SLEECS in full, Sun Life Assurance will not pay dividends on its public preferred shares.

SUBSEQUENT EVENT
On February 8, 2005, Sun Life Assurance announced that, subject to regulatory approval, its Board of Directors approved the redemption of its Non-Cumulative Redeemable Class E Preferred Shares, Series 1 (Preferred shares of Sun Life Assurance in the preceding table) on June 30, 2005. These preferred shares will be redeemed at a price equal to $25 per share, together with declared but unpaid dividends.

16. Share Capital and Normal Course Issuer Bid

The authorized share capital of Sun Life Financial Inc. consists of the following:
•	An unlimited number of common shares without nominal or par value. Each common share is entitled to one vote at meetings of the shareholders of Sun Life Financial Inc. There are no pre-emptive, redemption, purchase or conversion rights attached to the common shares.
•	An unlimited number of Class A and Class B non-voting preferred shares, issuable in series. The Board is authorized to fix before issuing the shares, the number, the consideration per share, the designation of and the rights and restrictions of the Class A and Class B shares of each series, subject to the special rights and restrictions attached to all the Class A and Class B shares.

The changes and the number of shares issued and outstanding are as follows:

	2004		2003		2002

	Number		Number		Number
	of shares	Amount	of shares	Amount	of shares	Amount

Common shares (in millions of shares)
Balance, January 1	600	$7,289	618	$7,420	432	$1,100
Common shares issued, net of issuance costs and fair value of stock options granted as consideration for business acquisition (Note 3)	—	—	2	63	185	6,281
Stock options exercised (Note 19)	2	75	1	28	1	39
Common shares purchased for cancellation	(10)	(126)	(18)	(222)	—	—
Common shares cancelled for lost policyholders	—	—	(3)	—	—	—

Balance, December 31	592	$7,238	600	$7,289	618	$7,420

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16. Share Capital and Normal Course Issuer Bid (Cont’d)

On January 8, 2004, Sun Life Financial Inc. announced that it was authorized to purchase up to 30 million common shares, representing approximately 5% of its issued and outstanding common shares, under a normal course issuer bid pursuant to the rules of the Toronto Stock Exchange (the TSX) during the period from January 12, 2004, to January 11, 2005. Shares purchased in this normal course issuer bid were cancelled following purchases. In 2004, approximately 10 million common shares were purchased at an average price of $37.93 per share for a total amount of $388.

On February 12, 2003, Sun Life Financial Inc. announced a similar normal course issuer bid program during the period from February 14, 2003, to January 5, 2004 and for the purchase of up to 31 million common shares, representing approximately 5% of its issued and outstanding common shares. As at December 31, 2003, Sun Life Financial Inc. had purchased approximately 18 million of its common shares at an average price of $28.88 per share for a total amount of $527.

On January 6, 2005, Sun Life Financial Inc. announced that it was authorized to purchase up to 30 million shares, representing approximately 5% of its issued and outstanding common shares, under a renewed normal course issuer bid program that will cover the period from January 12, 2005, to January 11, 2006.

In accordance with the provisions of the Demutualization Plan of Sun Life Assurance Company of Canada and the share capital by-law of Sun Life Financial Inc., unclaimed demutualization benefits issued to eligible policyholders whose addresses were not known to the Company (lost policyholders) were cancelled on February 22, 2003. The unclaimed demutualization benefits that were cancelled on February 22, 2003, include approximately three million common shares of Sun Life Financial Inc. with a nominal share capital, accumulated dividends of approximately $3 and demutualization benefits payable in cash of approximately $10. Under the Demutualization Plan, lost policyholders may claim their cancelled demutualization benefits (including all unpaid dividends on shares) at any time without interest.

17. Operating Expenses

Operating expenses consist of the following:

	2004	2003	2002

Compensation costs	$1,557	$1,510	$1,684
Premises and equipment costs	290	287	299
Restructuring and other related charges	27	128	158
Capital asset depreciation and amortization (Note 11)	62	67	76
Other(1)	895	1,096	605
Impact of discontinued operations	—	—	(43)

Total operating expenses	$2,831	$3,088	$2,779

(1)	Other for 2004 includes a $66 pre-tax provision for MFS regulatory issues and other actions ($338 in 2003).

18. Earnings Per Share

Details of the calculation of the net income and the weighted average number of shares used in the earnings per share computations are as follows:

	2004	2003	2002

Shareholders’ net income from continuing operations	$1,681	$1,309	$1,034
Less: Effect of stock options of subsidiaries(1)	2	—	3

Shareholders’ net income from continuing operations on a diluted basis	$1,679	$1,309	$1,031
Income (loss) from discontinued operations, net of income taxes	—	—	(36)

Shareholders’ net income on a diluted basis	$1,679	$1,309	$995

Weighted average number of shares outstanding for basic earnings per share (in millions)	599	608	543
Add: Adjustments relating to the dilutive impact of stock options(1), (2)	3	—	—

Weighted average number of shares outstanding on a diluted basis (in millions)	602	608	543

(1)	The effect of stock options is calculated based on the treasury stock method requirements which assume that unrecognized compensation as well as any proceeds from the exercise of the options would be used to purchase common shares at the average market prices during the period.
(2)	Options to purchase approximately 4 million shares of Sun Life Financial Inc. at the average exercise price of $33.22 per share were outstanding as at December 31, 2003. However, they were not included in the diluted earnings per share calculations, because their exercise prices were greater than the average market price of the common shares.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19. Stock-Based Compensation

STOCK OPTION PLANS

Sun Life Financial Inc. granted stock options to certain employees and directors under the Executive Stock Option Plan and the Director Stock Option Plan and to all eligible employees under the Special 2001 Stock Option Award Plan. These options may be exercised at the closing price of the common shares on the TSX on the trading day preceding the grant date. The options granted under the stock option plans will vest at various times: over a four-year period under the Executive Stock Option Plan with the exception of two special grants with a five-year period, two years after the grant date under the Special 2001 Stock Option Award Plan and over a two-year period or immediately upon death or attainment of the mandatory age for retirement under the Director Stock Option Plan. All options have a maximum exercise period of 10 years. The maximum number of common shares that may be issued under the Executive Stock Option Plan, the Special 2001 Stock Option Award Plan and the Director Stock Option Plan are 29,525,000 shares, 1,150,000 shares and 150,000 shares, respectively. Effective April 2, 2003, further grants under the Sun Life Financial Inc. Director Stock Option Plan were discontinued.

As described in Note 3, all of the Clarica stock options vested immediately prior to the closing date of the acquisition and each unexercised Clarica stock option outstanding on May 29, 2002 became exercisable to acquire common shares of Sun Life Financial Inc. These Clarica stock options are included with those of Sun Life Financial Inc. in the following tables.

The activities in the stock option plans for the years ended December 31 are as follows:

	2004		2003		2002

	Number of	Weighted	Number of	Weighted	Number of	Weighted
	stock options	average	stock options	average	stock options	average
	(thousands)	exercise price	(thousands)	exercise price	(thousands)	exercise price

Balance, January 1	15,239	$ 27.17	12,421	$ 29.82	5,545	$ 29.87
Granted	173	36.67	4,778	27.70	4,467	33.16
Granted as consideration for business acquisition (Note 3)	—	—	—	—	4,503	24.78
Exercised	2,267	25.69	863	22.51	1,196	22.58
Forfeited	688	26.97	1,097	28.76	898	30.82

Balance, December 31	12,457	$ 26.90	15,239	$ 27.17	12,421	$ 29.82

Exercisable, December 31	6,318	$ 27.36	5,291	$ 27.30	4,065	$ 26.37

The stock options outstanding and exercisable as at December 31, 2004, by exercise price, are as follows:

	Options Outstanding			Options Exercisable

	Number of	Weighted average	Weighted	Number of	Weighted
	stock options	remaining contractual	average	stock options	average
Range of exercise prices	(thousands)	life (years)	exercise price	(thousands)	exercise price

$19.05 to $24.95	3,750	7.33	$ 22.04	1,567	$ 22.00
$25.01 to $30.91	6,239	7.05	27.48	3,235	27.63
$31.00 to $33.20	2,227	7.04	32.52	1,465	32.19
$33.25 to $38.54	241	8.60	35.48	51	36.73

	12,457	7.16	$ 26.90	6,318	$ 27.36

The weighted average fair values of the stock options, calculated using the Black-Scholes option-pricing model, granted during the year ended December 31, 2004 was $9.81 ($7.61 and $10.62 for 2003 and 2002, respectively). The assumptions for the Black-Scholes option-pricing model to determine the fair value as at December 31 are as follows:

Weighted average assumptions	2004	2003	2002

Risk-free interest rate	4.5%	5.0%	5.4%
Expected volatility	24.8%	25.0%	25.0%
Dividend yield	2.3%	2.5%	1.7%
Expected life of the option (in years)	7	7	7

For the options issued prior to January 1, 2002, and valued using the intrinsic value method, no compensation expense was recognized as the option’s exercise price was not less than the market price of the underlying stock on the day of grant. When the options are exercised, the proceeds received are credited to common shares.

EMPLOYEE SHARE OWNERSHIP PLAN

The Company matches employees’ contributions to the Sun Life Financial Employee Stock Plan (Plan) for eligible employees in Canada who may contribute from 1% to 20% of their base earnings to the Plan. The Company matches 50% of the lower of the employee contributions and 5% of the employee’s base earnings to an annual maximum of one thousand five hundred dollars. The Company’s contributions vest immediately and are expensed.

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19. Stock-Based Compensation (Cont’d)

OTHER STOCK-BASED COMPENSATION PLANS

All other stock-based compensation plans use notional units that are valued based on Sun Life Financial Inc.’s common share price on the TSX. Any fluctuation in Sun Life Financial Inc.’s common share price changes the value of the units, which affects the Company’s stock-based compensation expense. Upon exercise of these units, payments are made to the employees with a corresponding reduction in the accrued liability. In 2004, an aggregate expense of $18 ($9 and $2 for 2003 and 2002, respectively), was recognized in operating expenses in the consolidated statements of operations for changes in the amount of the Company’s liability for these units. Details of these plans are as follows:

Senior Executives’ Deferred Share Unit (DSU) Plan: Under the DSU plan, designated executives may elect to receive all or a portion of their annual incentive award (which is expensed for the year awarded in operating expenses in the consolidated statements of operations) in the form of DSUs. Each DSU is equivalent to one common share and earns dividend equivalents in the form of additional DSUs at the same rate as the dividends on common shares. The designated executives must elect to participate in the plan prior to the beginning of the plan year and this election is irrevocable. Awards generally vest immediately, however, participants are not permitted to redeem the DSUs until termination, death or retirement. The value at the time of redemption will be based on the fair market value of the common shares immediately before their conversion. As at December 31, 2004, there were 541,907 units outstanding (582,031 and 344,989 for 2003 and 2002, respectively). The Company uses equity swaps to hedge its exposure to variations in cash flows associated with the outstanding DSUs.

Restricted Share Unit (RSU) Plan: Under the RSU plan, participants are granted units that are equivalent to one common share and have a fair market value of a common share on the date of grant. Plan participants must hold RSUs for 36 months from the date of grant. RSUs earn dividend equivalents in the form of additional RSUs at the same rate as the dividends on common shares. The redemption value is the fair market value of an equal number of common shares. As at December 31, 2004, there were 1,643,513 RSUs outstanding (663,753 and 176,379 for 2003 and 2002, respectively). The Company uses equity forwards to hedge its exposure to variations in cash flows associated with the outstanding RSUs.

Performance Share Unit (PSU) Plan: Under the PSU plan, participants are granted units that are the equivalent to one common share and have a fair market value of a common share on the date of grant. Plan participants must hold PSUs for 36 months from the date of grant. PSUs earn dividend equivalents in the form of additional PSUs at the same rate as the dividends on common shares. No PSUs will vest or become payable unless the Company meets its threshold targets with respect to specified performance targets. The plan provides for an enhanced payout if the Company achieves superior levels of performance to motivate participants to achieve a higher return for shareholders. Payments to participants are based on the number of PSUs earned multiplied by the market value of the common shares at the end of the three-year performance period. As at December 31, 2004 there were 273,035 PSUs outstanding (nil in 2003 and 2002). The Company uses equity swaps to hedge its exposure to variations in cash flows associated with the outstanding PSUs.

20. Income Taxes

In the consolidated statements of operations, the income tax expense for the Company’s worldwide operations has the following components:

	2004	2003	2002

CONTINUING OPERATIONS
Canadian income tax expense (benefit):
Current	$98	$61	$116
Future	125	222	(72)

Total	223	283	44

Foreign income tax expense (benefit):
Current	(67)	235	69
Future	137	(131)	(15)

Total	70	104	54

Income tax expense related to continuing operations	293	387	98

DISCONTINUED OPERATIONS
Foreign income tax expense (benefit):
Current	—	—	(1)
Future	—	—	11

Total	—	—	10

Income tax expense related to discontinued operations	—	—	10

Total income taxes	$293	$387	$108

The after-tax undistributed earnings of most non-Canadian subsidiaries would be taxed only upon their repatriation to Canada. The Company recognizes a future tax liability, if any, on these undistributed earnings to the extent that management expects they will be repatriated in the foreseeable future. To the extent repatriation of such earnings is not currently planned, the Company has not recognized the future tax liability. If the undistributed earnings of all non-Canadian subsidiaries not currently planned were repatriated, additional taxes that would be payable are estimated to be $63 as at December 31, 2004 ($67 and $56 in 2003 and 2002, respectively).

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20. Income Taxes (Cont’d)

The Company’s effective worldwide income tax rate differs from the combined Canadian federal and provincial statutory income tax rate, as follows:

	2004		2003		2002

		%		%		%
Net income from continuing operations		$1,694		$1,308		$1,033
Add: Income taxes		293		387		98
Non-controlling interests in net income of subsidiaries		80		65		83

Net income from continuing operations before income taxes and non-controlling interests in net income of subsidiaries		$2,067		$1,760		$1,214

Taxes at the combined Canadian federal and provincial statutory income tax rate	$683	33.0	$607	34.5	$456	37.6
Increase (decrease) in rate resulting from:
Higher (lower) effective rates on income subject to taxation in foreign jurisdictions	(259)	(12.4)	(134)	(7.6)	(183)	(15.1)
Tax (benefit) cost of unrecognized losses	(19)	(0.9)	(37)	(2.1)	(103)	(8.5)
Tax exempt investment income	(94)	(4.6)	(91)	(5.1)	(107)	(8.8)
Capital taxes	7	0.3	11	0.6	8	0.7
Changes to statutory income tax rates	—	—	29	1.6	(2)	(0.2)
Other	(25)	(1.2)	2	0.1	29	2.4

Company’s effective worldwide income taxes	$293	14.2	$387	22.0	$98	8.1

The Company has accumulated tax losses, primarily in the United Kingdom, totalling $1,317 ($2,530 in 2003). The benefit of these tax losses has been recognized to the extent that they are more likely than not to be realized in the amount of $93 ($320 in 2003) in future income taxes. The Company will realize this benefit in future years through a reduction in current income taxes as and when the losses are utilized. These tax losses are subject to examination by various tax authorities and could be reduced as a result of the adjustments to tax returns. Furthermore, legislative, business or other changes may limit the Company’s ability to utilize these losses.

The following are the future tax assets and liabilities in the consolidated balance sheets by source of temporary differences:

	2004		2003

	Assets	Liabilities	Assets	Liabilities

Investments	$196	$484	$182	$613
Actuarial liabilities	134	35	54	(78)
Deferred acquisition costs	300	(2)	324	(9)
Losses available for carry forward	250	(40)	506	(117)
Other	39	28	214	106

	919	505	1,280	515
Valuation allowance	(197)	—	(303)	—

Total	$722	$505	$977	$515

Future income taxes are the result of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The sources of these temporary differences and the recognized tax effects for continuing operations in the consolidated statements of operations are as follows:

	2004	2003	2002

Investments	$(193)	$(65)	$(128)
Actuarial liabilities	126	113	454
Deferred acquisition costs	97	(144)	(128)
Losses (incurred) utilized	248	148	(268)
Other	(16)	39	(17)

Future income tax expense (benefit) related to continuing operations	$262	$91	$(87)

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21. Commitments, Guarantees and Contingencies

LEASE COMMITMENTS

The Company leases offices and certain equipment. These are operating leases with rents charged to operations in the year to which they relate. Total future rental payments for the remainder of these leases are as follows:

	2005	2006	2007	2008	2009	Thereafter

Future rental payments	$103	$92	$80	$49	$41	$126

CONTRACTUAL COMMITMENTS

In the normal course of business, various contractual commitments are outstanding which are not reflected in the consolidated financial statements. At December 31, 2004, there were outstanding contractual commitments as follows:

	Expires in	Expires in	Expires in
	30 days	31 to 365 days	2006 or later	Total

Contractual commitments	$119	$962	$673	$1,754

The majority of these commitments are to extend credit under commercial and residential mortgage loans and private placements.

LETTERS OF CREDIT

The Company issues commercial letters of credit in the normal course of business. At December 31, 2004, letters of credit in the amount of $341 have been issued.

INDEMNITIES

In the normal course of its business, the Company has entered into agreements that include indemnities in favour of third parties, such as purchase and sale agreements, confidentiality agreements, engagement letters with advisors and consultants, outsourcing agreements, leasing contracts, trade-mark licensing agreements, underwriting and agency agreements, information technology agreements, distribution agreements, financing agreements and service agreements. These indemnification agreements may require the Company to compensate the counterparties for damages, losses, or costs incurred by the counterparties as a result of breaches in representation, changes in regulations (including tax matters) or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The Company has also agreed to indemnify its directors and certain of its officers and employees in accordance with the Company’s by-laws. These indemnification provisions will vary based upon the nature and terms of the agreements. In many cases, these indemnification provisions do not contain limits on the Company’s liability and the occurrence of contingent events that will trigger payment under these indemnities is difficult to predict. As a result, the Company cannot estimate its potential liability under these indemnities. The Company believes that the likelihood of conditions arising that would trigger these indemnities is remote and, historically, the Company has not made any significant payment under such indemnification provisions.

In certain cases, the Company has recourse against third parties with respect to the aforesaid indemnities and the Company also maintains insurance policies that may provide coverage against certain of these claims.

LEGAL AND REGULATORY PROCEEDINGS

In 2003, industry-wide regulatory investigations were launched in the U.S. investment industry regarding market timing, late trading and related issues. On February 5, 2004, MFS reached a settlement with federal and state regulators related to administrative proceedings alleging that certain MFS fund prospectuses contained false and misleading information regarding market timing and related issues. In these settlements, MFS agreed to pay U.S.$225 to compensate investors in certain funds, of which U.S.$50 was a penalty, agreed to pay an administrative fine of U.S.$1 and agreed to reduce fees on certain MFS funds by approximately U.S.$25 annually for five years. The Company recorded a $211 after-tax charge to income in the fourth quarter of 2003 in connection with these settlements. Under these settlements, MFS neither admitted nor denied any wrongdoing.

On March 31, 2004, MFS settled an administrative proceeding with the Securities and Exchange Commission regarding disclosure of brokerage allocation practices in connection with sales of certain MFS funds. Under the terms of that settlement, in which MFS neither admitted nor denied any wrongdoing, MFS agreed to pay U.S. one dollar in disgorgement and U.S.$50 in penalty to certain MFS funds. The Company recorded a $59 net of minority interest charge to income in the first quarter of 2004 in connection with this settlement.

The Company and its subsidiaries are co-operating with insurance and securities regulators and other government and self-regulatory agencies in Canada and the United States in their continuing investigations and examinations with respect to various issues, including market timing and late trading of mutual funds and variable insurance products, directed brokerage, revenue sharing, compensation and other arrangements with distributors and brokers, and recordkeeping requirements.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21. Commitments, Guarantees and Contingencies (Cont’d)

Since December 2003, Sun Life Financial Inc., MFS and certain of its subsidiaries, MFS Corporation Retirement Committee, various MFS funds, certain current and/or former Trustees of those MFS funds, and certain officers of MFS have been named as defendants in more than 30 lawsuits filed in the U.S. federal and state courts. The lawsuits variously have been commenced as class actions or individual actions on behalf of investors who purchased, held or redeemed shares of the MFS funds during specified periods, as class actions on behalf of participants in certain retirement plan accounts, or as derivative actions on behalf of MFS funds. The lawsuits relating to market timing and related matters have been transferred to, and consolidated before, the United States District Court for the District of Maryland, as part of a multi-district litigation of market timing and related claims involving several other fund complexes (In re Mutual Funds Investment Litigation (Alger, Columbia, Janus, MFS, One Group, Putnam, Allianz Dresdner), No.1: 04-md-15863 (transfer began March 19, 2004)). The plaintiffs in these consolidated lawsuits generally seek injunctive relief including removal of the named Trustees, adviser and distributor, rescission of contracts and 12b-1 Plans, disgorgement of fees and profits, monetary damages, punitive damages, attorney’s fees and costs and other equitable and declaratory relief. The market timing cases related to the MFS funds are Riggs v. MFS et al., Case No. 04-cv-01162-JFM (direct), Hammerslough v. MFS et al., Case No. 04-md-01620 (derivative) and Anita Walker v. MFS et al., Case No. 1:04-CV-01758 (ERISA). Four lawsuits alleging improper brokerage allocation practices and excessive compensation are pending in the United States District Court for the District of Massachusetts (Forsythe v. Sun Life Financial Inc., et al., No. 04cv10584 (GAO) (March 25, 2004); Eddings v. Sun Life Financial Inc., et al., No. 04cv10764 (GAO) (April 15, 2004); Marcus Dumond, et al. v. Massachusetts Financial Servs. Co., et al., No 04cv11458 (GAO) (May 4, 2004); and Koslow v. Sun Life Financial Inc., et al., No. 04cv11019 (GAO) (May 20, 2004)). The plaintiffs in these lawsuits generally seek compensatory damages, punitive damages, recovery of fees, rescission of contracts, an accounting, restitution, declaratory relief, equitable and/or injunctive relief and attorney’s fees and costs. The various lawsuits generally allege that some or all of the defendants (i) permitted or acquiesced in market timing and/or late trading in some of the MFS funds and, inadequately disclosed MFS’ internal policies concerning market timing and such matters, and (ii) received excessive compensation as fiduciaries to the MFS funds, or (iii) permitted or acquiesced in the improper use of fund assets by MFS to support the distribution of MFS fund shares and inadequately disclosed MFS’ use of fund assets in this manner. The actions assert that some or all of the defendants violated U.S. federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934, the Investment Company Act of 1940 and the Investment Advisers Act of 1940, the Employee Retirement Income Security Act of 1974, as well as fiduciary duties and other violations of common law. Additional lawsuits based upon similar allegations may be filed in the future. These actions are at an early stage and Sun Life Financial cannot predict their outcome with certainty and is accordingly unable to determine the potential impact that they may have on Sun Life Financial’s results of operations, financial position and cash flows.

Additional information concerning these and related matters is provided in the “Non-GAAP Financial Measures”, “MFS Investment Management” and “Legal and Regulatory Proceedings” sections of Sun Life Financial Inc.’s 2004 Management’s Discussion and Analysis and in the “Risk Factors” section in its 2004 Annual Information Form.

PROVISIONS IN THE UNITED KINGDOM

The Company’s United Kingdom operations continue to be subject to regulatory overview in the United Kingdom, including the handling of complaints about mortgage endowments. Endowment policies were sometimes sold to provide customers with a method of repaying mortgage debt at the end of a mortgage term. The Company has regularly engaged in discussions with United Kingdom regulators with respect to these and other matters.

The Company has provisions for future costs and expenses relating to all reviews of past business sold both in actuarial liabilities and in other liabilities. At December 31, 2004, the combined provision was $121 ($130 in 2003).

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

22. Pension Plans and Other Post-Retirement Benefits

The following tables set forth the status of the defined benefit pension and other post-retirement benefit plans.

	Pension		Post-Retirement
	2004	2003	2004	2003

Change in projected benefit obligation:
Projected benefit obligation, January 1	$2,053	$1,981	$291	$269
Change in January 1 balance due to:
Acquisitions and disposals	—	(21)	—	(8)
Change in measurement date (1)	—	(3)	—	—
Service cost	56	52	7	8
Interest cost	121	112	17	17
Actuarial losses (gains)	85	150	9	26
Benefits paid	(103)	(95)	(10)	(10)
Curtailments, settlements and plan amendments	1	2	(17)	—
Effect of changes in currency exchange rates	(23)	(125)	(4)	(11)

Projected benefit obligation, December 31(1),(2)	$2,190	$2,053	$293	$291

Accumulated benefit obligation, December 31(3)	$2,019	$1,886

Change in plan assets:
Fair value of plan assets, January 1	$2,077	$2,044	$—	$—
Change in January 1 balance due to:
Acquisitions and disposals	—	(20)	—	—
Change in measurement date(1)	—	(18)	—	—
Net actual return on plan assets	200	253	—	—
Employer contributions	25	27	10	10
Benefits paid	(103)	(95)	(10)	(10)
Effect of changes in currency exchange rates	(22)	(114)	—	—

Fair value of plan assets, December 31(1)	$2,177	$2,077	$—	$—

Net funded status, December 31	$(13)	$24	$(293)	$(291)
Unamortized net actuarial loss	394	371	45	39
Unamortized past service cost	11	13	(20)	(4)
Unamortized transition asset	(132)	(152)	(10)	(12)
Contributions (transfers), October 1 to December 31(1)	(1)	(1)	1	1

Accrued benefit asset (liability), December 31(1)	$259	$255	$(277)	$(267)

Balance sheet classification of accrued benefit asset (liability), December 31:
Other assets	$438	$435	$—	$—
Other liabilities	$179	$180	$277	$267

Pension plans with projected benefit obligations in excess of plan assets:
Projected benefit obligations	$1,496	$1,408

Plan assets	$1,239	$1,173

Weighted average assumptions:

	Pensions			Post-retirement
	To measure benefit		To measure the net	To measure benefit		To measure the net
	obligation as of the plans’		benefit costs or income	obligation as of the plans’		benefit costs or income
	measurement date	(1)	for the period	measurement date	(1)	for the period

Discount rate(5)	5.8%		6.0%	6.0%		6.2%
Expected long-term rate of return on plan assets(4),(5)	7.2%		7.2%	—		—
Rate of compensation increase(5)	3.9%		3.9%	—		—

(1)	The measurement date for most of the plans in the United States is September 30. For all other defined benefit plans, the measurement date is December 31. For plans with a September 30 measurement date, contributions from October 1 to December 31 are reflected in the balance sheet for the current year but excluded from the September 30 plan asset balance.
(2)	The date of the most recent actuarial valuation for funding purposes was January 1, 2004. The date of the next required actuarial valuation for funding purposes is January 1, 2005.
(3)	The Accumulated Benefit Obligation is smaller than the Projected Benefit Obligation since it does not recognize projected future compensation increases.
(4)	Based on management’s best estimate of the weighted average returns for the target allocation at plan assets. The assumption for the expected long-term rate of return on plan assets is based on a review of the historical asset return performance of the plan assets, the historical returns of the market indices on which the plan assets’ performance is based, and management’s best estimate of the weighted average long-term expected rate of returns for the target allocation of plan assets.
(5)	The assumed discount rates, the expected long-term rates of return on plan assets and the rates of increase in future compensation used in determining the actuarial present value of the projected benefit obligations vary according to the economic conditions of the countries in which the pension plans are situated.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

22. Pension Plans and Other Post-Retirement Benefits (Cont’d)

	Pension			Post-Retirement (1)

	2004	2003	2002	2004	2003	2002

Components of defined benefit cost recognized:
Service cost, curtailments and settlements	$57	$54	$64	$7	$8	$1
Plan amendments	1	3	4	(17)	—	(5)
Interest cost	121	112	106	17	17	15
Actual return on plan assets	(201)	(252)	(1)	—	—	—
Actuarial losses (gains)	84	185	(63)	9	26	(10)

Benefit cost before adjustments to recognize the long-term nature of defined benefit plans	$62	$102	$110	$16	$51	$1

Adjustments to recognize the long-term nature of defined benefit plans:
Difference between expected and actual return on plan assets for year	41	99	(151)	—	—	—
Difference between actuarial losses (gains) recognized and actual actuarial losses (gains) on accrued benefit obligation for year	(74)	(170)	94	(7)	(25)	11
Difference between amortization of past service costs for year and actual plan amendments for year	1	(1)	(5)	16	—	5
Amortization of transition obligation (asset)	(20)	(20)	(21)	(2)	(2)	(2)

Total adjustments to defer costs to future periods	$(52)	$(92)	$(83)	$7	$(27)	$14

Total benefit cost recognized	$10	$10	$27	$23	$24	$15

(1)	The assumed medical cost trend rate used in measuring the accumulated post-retirement benefits obligation in Canada in 2004 was 10%, decreasing by 0.75% each year until 2010, after which it remains at 5.5%. In the United States in 2004, the assumed rate was 10%, decreasing evenly to 5% by 2010, and remaining at that level thereafter. The assumed dental cost trend rate is 4% in Canada. In the United States in 2004, the assumed rate was 5.1%, decreasing to 5% in 2005 and remaining at that level thereafter.

Health care cost calculations are based on trend rate assumptions which may differ from actual results. Changes in trend rate assumptions by 1% in either direction will change the health care cost as follows:

	1%

	Increase	Decrease

Effect on post-retirement benefit obligations	$42	$(36)
Effect on aggregated service and interest costs	$4	$(3)

Composition of fair value of plan assets, December 31:

	2004	2003

Equity investments	48.0%	50.1%
Fixed income investments	44.7%	41.6%
Real estate investments	2.7%	2.6%
Other	4.6%	5.7%

Total composition of fair value of plan assets	100%	100%

Target allocation of plan assets, December 31:

	2004	2003

Equity investments	45.2%	47.2%
Fixed income investments	45.0%	46.7%
Real estate investments	5.1%	1.1%
Other	4.7%	5.0%

Total	100%	100%

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

22.	Pension Plans and Other Post-Retirement Benefits (Cont’d)

The assets of the defined benefit pension plans are primarily held in trust for plan members and are managed within the provisions of the plans’ investment policies and procedures. Diversification of the investments is used to minimize credit, market and foreign currency risks. Due to the long-term nature of the pension obligations and related cash flows, asset mix decisions are based on long-term market outlooks within the specified tolerance ranges. The long-term investment objectives of the defined benefit pension plans are to exceed the real rate of investment return assumed in the actuarial valuation of plan liabilities. Over shorter periods, the objective of the defined benefit pension plans is to exceed the average market returns of a well-diversified portfolio. Liquidity is managed with consideration to the cash flow requirements of the liabilities.

Permitted investments of the defined benefit pension plans include guaranteed funds, annuities, as well as pooled and non-pooled variable accumulation funds in addition to any other investment vehicle approved by the plan sponsors which is eligible under pension regulations. The policy statement for each fund or manager mandate either prohibits, or permits, within specified constraints, the use of derivative instruments such as options and futures. The use of derivative instruments is limited to unleveraged substitution and hedging strategies. The defined benefit pension plans may not invest in securities of a related party or lend to any related party unless such securities are publicly traded and selected by the manager acting independently on behalf of all that manager’s discretionary accounts or pooled funds which have mandates similar to that of the Company’s defined benefit pension plans.

The following tables set forth the expected contributions and expected future benefit payments of the defined benefit pension and other post-retirement benefit plans.

	Pension	Post-Retirement	Total
Expected contributions for the next 12 months	$ 25	$ 11	$ 36

Expected future benefit payments
	2005	2006	2007	2008	2009	2010-2014

Pension	$80	$84	$88	$92	$97	$563
Post-retirement	9	10	10	11	11	62

Total	$89	$94	$98	$103	$108	$625

The total contribution made by the Company to defined contribution plans was $35 in 2004, $35 in 2003 and $42 in 2002.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada (Cdn. GAAP). These accounting principles differ in certain material respects from accounting principles generally accepted in the United States (U.S. GAAP). The differing basis of accounting changes the incidence of profit recognition over the life of an insurance contract. Regardless of the accounting basis chosen, the total profit of an insurance contract will not change. The financial statement impact and a description of the material differences follow.

A) Reconciliation of selected Cdn. GAAP financial statement information to U.S. GAAP:

i) Consolidated statements of operations:

	2004		2003		2002
	Cdn.	U.S.	Cdn.	U.S.*	Cdn.	U.S.
	GAAP	GAAP	GAAP	GAAP	GAAP	GAAP

REVENUE
Premiums	$12,921	$6,901	$13,543	$7,229	$14,875	$6,531
Net investment income	5,924	5,693	5,703	5,758	5,131	4,448
Net realized gains (losses)		793		373		(44)
Fee income	2,903	3,098	2,810	3,053	3,095	3,258

	21,748	16,485	22,056	16,413	23,101	14,193

POLICY BENEFITS AND EXPENSES
Payments to policyholders, beneficiaries and depositors	13,132	9,236	13,470	9,159	13,017	7,966
Increase in actuarial liabilities	1,425	835	1,510	1,109	3,822	1,377
Acquisition expense amortization	179	473	234	613	316	950
Other expenses	4,945	3,838	5,082	4,096	4,732	3,654

	19,681	14,382	20,296	14,977	21,887	13,947

OPERATING INCOME BEFORE INCOME TAXES AND NON-CONTROLLING INTERESTS	2,067	2,103	1,760	1,436	1,214	246
Income taxes expense (benefit)	293	403	387	277	98	(250)
Non-controlling interests in net income of subsidiaries	80	35	65	14	83	83

NET OPERATING INCOME FROM CONTINUING OPERATIONS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGES	1,694	1,665	1,308	1,145	1,033	413
Discontinued operations:
Gain (loss) on sale of Clarica U.S.	—	—	—	—	(48)	(58)
Net operating income of Clarica U.S.	—	—	—	—	12	22

Income (loss) from discontinued operations, net of taxes	—	—	—	—	(36)	(36)
Cumulative effect of accounting changes, net of taxes (1)		(179)		—		—

TOTAL NET INCOME	1,694	1,486	1,308	1,145	997	377
Less participating policyholders’ net income (loss)	13	—	(1)	—	(1)	—

SHAREHOLDERS’ NET INCOME	$1,681	$1,486	$1,309	$1,145	$998	$377

Earnings per share
Basic
Continuing operations	$2.81	$2.78	$2.15	$1.88	$1.91	$0.76
Discontinued operations	—	—	—	—	(0.07)	(0.07)
Cumulative effect of accounting changes		(0.30)		—		—

Shareholders’ net income	$2.81	$2.48	$2.15	$1.88	$1.84	$0.69

Diluted
Continuing operations	$2.79	$2.77	$2.15	$1.88	$1.90	$0.76
Discontinued operations	—	—	—	—	(0.07)	(0.07)
Cumulative effect of accounting changes		(0.30)		—		—

Shareholders’ net income	$2.79	$2.47	$2.15	$1.88	$1.83	$0.69

Weighted average shares outstanding in millions
Basic	599	599	608	608	543	543
Diluted	602	602	608	608	543	543

(1)See Section D (iv) of this note for details.
*As restated .

ii) Comprehensive income:

U.S. GAAP includes the concept of comprehensive income. Comprehensive income is a measure of changes in the equity of the Company during the year. It includes both net income and other comprehensive income. Other comprehensive income includes the movement in the foreign currency translation account, unrealized gains and losses on available for sale securities as well as the income tax impact arising therefrom, changes to deferred acquisition costs, and other liabilities.

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

ii)    Comprehensive income (Cont’d):

	2004	2003	2002

Total net income based on U.S. GAAP	$1,486	$1,145	$377
Other comprehensive income:
Change in unrealized foreign currency translation gains and losses*	(437)	(1,688)	127
Unrealized gains (losses) on available for sale securities	637	1,071	2,308
Reclassification adjustment for (gains) losses included in net income	(354)	(711)	(54)
Changes to deferred acquisition costs and other liabilities	(544)	(230)	(685)
Changes in gains (losses) on derivatives designated as cash flow hedges	4	8	2
Other	—	(100)	3
Additional minimum pension liability	(30)	(18)	(50)
Income taxes	97	(83)	(493)

Shareholders’ comprehensive income (loss)	$859	$(606)	$1,535

* Shown as part of consolidated statements of equity under Cdn. GAAP.

iii) Consolidated balance sheets:

	2004		2003
	Cdn.	U.S.	Cdn.	U.S.*
	GAAP	GAAP	GAAP	GAAP

ASSETS
Bonds	$64,496		$66,090
Bonds - available for sale (amortized cost: 2004 - $57,120; 2003 - $58,987)		$60,758		$62,465
Bonds - trading		4,129		4,341
Mortgages and corporate loans	13,862	17,389	13,601	16,656
Stocks	3,463		3,473
Stocks - available for sale (amortized cost: 2004 - $1,692; 2003 - $1,681)		2,059		1,884
Stocks - trading		1,317		1,218
Real estate, net of accumulated depreciation (accumulated depreciation: 2004 - $333; 2003 - $329)	3,148	2,208	3,067	2,188
Policy loans	2,936	2,936	3,003	3,003
Cash and cash equivalents	3,756	3,759	3,178	3,177
Short-term securities(1)	2,210	2,379	1,794	1,794
Other invested assets	3,046	3,579	2,970	2,958

Total invested assets	96,917	100,513	97,176	99,684
Deferred acquisition costs	362	5,704	548	5,580
Future income taxes(2)	722	4	977	257
Goodwill	5,471	4,527	5,573	4,626
Other assets	4,285	9,323	4,935	9,771
Segregated funds assets(3)		56,555		54,488

Total consolidated assets	$107,757	$176,626	$109,209	$174,406

Segregated funds net assets(3)	$56,564		$54,086

LIABILITIES AND EQUITY
Actuarial liabilities	$74,258	$47,856	$75,324	$47,148
Contract holder deposits		37,085		37,784
Other policy liabilities	1,798	3,022	2,030	2,652
Amounts on deposit	3,144	3,136	3,120	3,110
Future income taxes(2)	505	1,032	515	1,100
Deferred net realized gains	3,466		3,124
Other liabilities	6,654	9,543	7,280	9,858

Total consolidated liabilities	89,825	101,674	91,393	101,652
Subordinated debt	2,182	2,210	2,504	2,535
Non-controlling interests in subsidiaries	1,338	195	1,336	186
Segregated funds liabilities(3)		56,555		54,077
Equity	14,412	15,992	13,976	15,956

Total consolidated liabilities and equity	$107,757	$176,626	$109,209	$174,406

Segregated funds contract liabilities(3)	$56,564		$54,086

(1) U.S. GAAP terminology is short-term investments.
(2) U.S. GAAP terminology is deferred income tax.
(3) U.S. GAAP terminology is separate accounts.
* As restated.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

iv) Consolidated statements of equity:

	2004		2003
	Cdn.	U.S.	Cdn.	U.S.*
	GAAP	GAAP	GAAP	GAAP

PARTICIPATING POLICYHOLDERS’ CAPITAL ACCOUNT:
Balance, January 1	$72	$	$73	$
Net income (loss) attributed to participating policyholders	13		(1)

Balance, December 31	85		72

SHAREHOLDERS’ EQUITY:
PAID IN CAPITAL
Balance, January 1	7,365	13,495	7,477	13,749
Common shares issued, net of issuance costs, as consideration for business acquisition(1)	—	—	63	63
Stock options exercised(3)	58	58	21	21
Common shares purchased for cancellation(1)	(126)	(230)	(222)	(403)
Stock option compensation(2)	11	12	26	27
Subsidiary equity transaction		10		38

Balance, December 31	7,308	13,345	7,365	13,495

RETAINED EARNINGS
Balance, January 1	7,212	2,094	6,621	1,486
Net income for the period attributed to shareholders	1,681	1,486	1,309	1,145
Dividends on common shares	(515)	(515)	(413)	(413)
Common shares purchased for cancellation	(262)	(158)	(305)	(124)

Balance, December 31	8,116	2,907	7,212	2,094

CURRENCY TRANSLATION ACCOUNT
Balance, January 1	(673)	(833)	738	855
Changes for the period	(424)	(437)	(1,411)	(1,688)

Balance, December 31	(1,097)	(1,270)	(673)	(833)

ACCUMULATED UNREALIZED GAINS AND LOSSES
Unrealized gains on available for sale securities		2,694		2,501
Gains (losses) on derivatives designated as cash flow hedges		1		(1)
Deferred acquisition costs and other liabilities		(1,615)		(1,247)
Additional minimum pension liability		(70)		(53)

Balance, December 31		1,010		1,200

TOTAL EQUITY	$14,412	$15,992	$13,976	$15,956

(1) Shown as share capital under Cdn. GAAP.
(2) Shown as contributed surplus under Cdn. GAAP.
(3) Shown as share capital and contributed surplus under Cdn. GAAP.
* As restated.

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

v) Effect of material differences between Cdn. GAAP and U.S. GAAP net income:

For the material differences between Cdn. GAAP and U.S. GAAP net income listed below, please refer to the following section for a description of the differences in accounting policies.

	2004	2003	2002

Total net income in accordance with Cdn. GAAP	$1,694	$1,308	$997

Adjustments related to:
Investments
Bonds	266	274	224
Stocks and segregated fund units	229	(14)	(691)
Derivative instruments	117	453	(22)
Real estate	5	(83)	(24)

Total investments	617	630	(513)

Deferred acquisition costs
Deferred acquisition costs - deferred	909	860	881
Deferred acquisition costs - amortization and interest	(290)	(440)	(634)

Total deferred acquisition costs	619	420	247

Actuarial liabilities and other policyholder revenues and expenses
Premium and fees revenue	(5,528)	(5,786)	(7,863)
Payments to policyholders, beneficiaries and depositors	3,896	4,311	5,051
Actuarial liabilities	590	401	2,445

Total actuarial liabilities and other policyholder revenues and expenses	(1,042)	(1,074)	(367)

Other	(113)	(249)	(305)
Income tax effect of above adjustments	(110)	110	348
Change in accounting policy	(179)	—	—
Redemption premiums	—	—	(30)

Total net income in accordance with U.S. GAAP	$1,486	$1,145	$377

B)	The following describes the material accounting policy differences between Cdn. GAAP and U.S. GAAP applicable to the Company:

For a complete description of Cdn. GAAP accounting and actuarial policies, please refer to Notes 1 and 12, respectively.

Cdn. GAAP	U.S. GAAP
Bonds	Bonds are carried at amortized cost. Realized gains and losses are deferred and amortized to income using the constant yield method over the remaining period to maturity.	Bonds are carried at market value. The bonds are classified as available for sale or trading. Unrealized gains and losses are included in other comprehensive income if classified as available for sale, and included in net income if classified as trading. Realized gains and losses are included in net income immediately. Certain bonds are included in mortgages and corporate loans, as they do not meet the definition of a security.

Stocks	Stocks are originally recorded at cost. The carrying value is adjusted towards the fair value at 5% of the difference between fair value and carrying value per quarter. Realized gains and losses are deferred and amortized into net investment income at the rate of 5% of the unamortized balance each quarter. The Company records a write-down for any other than temporary decline in the value of the entire stock portfolio.

Stocks are carried at market value. The stocks are classified as available for sale or trading. Unrealized gains and losses are included in other comprehensive income if classified as available for sale, and included in net income if classified as trading. Other than temporary declines in the value of stock results in a write-down charged to income.
Real estate	Real estate held for investment is originally recorded at cost. The carrying value is adjusted towards the fair value at 3% of the difference between fair value and carrying value per quarter. Realized gains and losses on sales are deferred and amortized into net investment income at the rate of 3% of the unamortized balance each quarter. The Company records a write-down for any other than temporary decline in the value of the entire real estate portfolio.

Real estate held for investment is carried at depreciated cost. Realized gains and losses on sales are reflected in income immediately. Other than temporary declines in value of specific properties results in a write-down charged to income.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

	Cdn. GAAP	U.S. GAAP
Derivatives	Most of the Company’s derivatives are accounted for as either fixed term portfolio investments or equity portfolio investments. Fixed term portfolio investment accounting reports investments at amortized cost. Equity portfolio investments are carried at a value calculated using a moving average market method. Realized gains and losses on the derivatives are deferred and amortized into net investment income.

Certain derivative instruments are classified as hedges and either accounted for using hedge accounting or fair value accounting. Under hedge accounting, the accounting for the derivative follows the underlying asset or liability that is being hedged. Under fair value accounting, the derivative instrument is recorded at fair value on the balance sheet with increases or decreases recorded to net investment income.	Derivative instruments are carried at their fair values. Changes in fair values of derivatives that are not hedges are recorded in income as they arise. For fair value hedges, the gain and loss on the derivative as well as the related gain and loss on the hedged item is recognized in income. For the cash flow hedges, the effective portion of the changes in the fair value of the derivatives is recorded in other comprehensive income and the ineffective portion is recognized in income.

If an option within an insurance contract has economic characteristics that are different from that of the insurance contract and the option meets the definition of a derivative instrument, the option is known as an embedded derivative. The embedded derivatives are separately accounted for as stand-alone derivatives and carried at fair values with the changes in fair value recorded in income.

Deferred acquisition costs	Costs of acquiring new insurance and annuity business, primarily commissions, underwriting, issue expenses and agency expenses, are implicitly recognized in actuarial liabilities for most of the policies.	Acquisition costs are deferred and recorded as an asset. Amortization of such costs is dependent on the product to which the costs relate. For participating life insurance contracts, except for participating policies in the United Kingdom, amortization is based on a constant percentage of gross margin. For universal life and investment-type contracts, amortization is based on a constant percentage of gross profit. For other non-participating products, including term, group and disability insurance, as well as participating policies in the United Kingdom, amortization is based on a constant percentage of premium. In cases where amortization is based on gross profit or margin, and available for sale bonds or stocks are used to support the underlying contract liability or actuarial reserve, a portion of the unrealized gains and losses balance is removed from equity and netted against the deferred acquisition cost balance.

Actuarial liabilities and contract holder deposits	Actuarial liabilities are calculated in accordance with Canadian generally accepted actuarial practice. This method uses best estimate assumptions for future experience factors adjusted to provide modest margins for adverse deviation in each experience factor.	The actuarial liabilities for participating life policies, except those in the United Kingdom, are computed using a net level premium reserve method with interest and mortality assumptions based primarily upon those assumptions used for establishing the cash surrender values in the contract. For universal life-type and investment contracts, contract holder deposits represent account balances and U.S. GAAP liabilities primarily equal account value balances. The account values represent an accumulation of gross deposits received plus credited interest less withdrawals, expenses and mortality charges. Other non- participating products include term, group and disability insurance. For these products, as well as participating contracts in the United Kingdom, a net level premium method is used with assumptions locked in at time of issue, unless the business is in a loss recognition position, in which case a best estimate gross premium valuation is used.

Deferred net realized gains	Realized gains and losses on sales of invested assets are deferred and amortized.	Realized gains and losses are recognized in income immediately.

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

	Cdn. GAAP	U.S. GAAP
Premium revenue, fee income, maturities and surrenders , and interest on claims and deposits	Premiums for universal life and other investment-type contracts are recorded as revenue, and a liability for future policy benefits is established as a charge to income. Interest accrued on contracts is shown as an increase in actuarial liabilities. Payments to contract holders upon maturity are reflected as an expense with an offsetting reduction to the increase in actuarial liabilities.	Amounts received for universal life and investment-type contracts are not included in the income statement but are reported as deposits to contract holder account balances. Revenues from these contracts are limited to amounts assessed against policyholders’ account balances for mortality, policy administration and surrender charges, and are included in fee income when earned. Interest accrued on contracts is included in interest on claims and deposits. Payments upon maturity or surrender are reflected as reductions to the contract holder deposits on the balance sheet. Other payments in excess of the account value, such as death claims, are reflected as an expense.

Minimum pension liability	There is no requirement to record the additional minimum pension liability.	For a defined benefit pension plan, an additional minimum pension liability is required to be recognized if an unfunded Accumulated Benefit Obligation (ABO) exists and (i) an accrued benefit asset is recorded, or (ii) an accrued benefit liability is recorded for an amount less than the unfunded ABO. The additional minimum liability is calculated by reference to the excess of the ABO, which is smaller than the Projected Benefit Obligation (PBO) since it does not recognize projected future compensation increases, over the fair value of plan assets. If an additional minimum liability is required to be recognized for a defined benefit pension plan, an intangible asset is recorded up to the amount of any unamortized past service cost, and/or unamortized transitional obligation with any remaining excess recorded as part of other comprehensive income. The additional minimum liability is recorded as an accrued benefit liability.

Redemption of subordinated debts	Redemption premiums are recorded once an obligation to redeem the principal amount of capital debentures is incurred.	Redemption premiums are recorded when the principal amount of the capital debentures is redeemed.
Cumulative translation adjustment	A proportionate amount of the exchange gain or loss accumulated in the separate component of shareholders’ equity is reflected in net income when there is a reduction in the Company’s net investment in a foreign operation resulting from a capital transaction, dilution, or sale of all or part of the foreign operation.

A proportionate amount of exchange gains or losses accumulated in the separate component of shareholders’ equity is reflected in net income only when there is a reduction in the Company’s net investment in the foreign operation resulting from the sale of all or part of the foreign operation.
Guarantees	Disclosure is required for all significant guarantees provided by the Company.	In addition to the disclosure requirements, for all guarantees issued or modified after December 31, 2002, recognition of a liability is required at the fair value of the obligation assumed.
Future income tax asset and liability(1)	Future income tax liabilities and assets are recognized based on the differences between the accounting values of assets and liabilities and their related tax bases using income tax rates of enacted or substantially enacted tax law.	Future income tax liabilities and assets are recorded based on income tax rates of currently enacted tax law. Differences in the provisions for income taxes arise from differing accounting policies for assets and liabilities and differences in the recognition of tax rate changes are disclosed in part C (vii) of this note.

Segregated funds(2)	Assets and liabilities of segregated funds are shown separately from general assets and liabilities of the Company. The Company’s investment in segregated funds is included in other invested assets.	Assets and liabilities are called separate accounts and are required to be included within the financial statements of the Company. Any excess of the separate account assets over separate account liabilities primarily represents the Company’s investment in segregated funds.

With the implementation of Statement of Position 03-1 (see section D(ii) of this note), the Company's investment in separate accounts was reclassified to other invested assets, consistent with Cdn. GAAP.

(1) U.S. GAAP terminology is deferred income tax.
(2) U.S. GAAP terminology is separate accounts.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

C) Additional information required to be reported under U.S. GAAP:

i) Realized gains (losses) from sales and redemptions of available for sale securities included in net realized gains (losses):

	2004	2003	2002

Bonds:
Gross realized gains	$698	$618	$475
Gross realized losses	$(216)	$(266)	$(530)

Stocks:
Gross realized gains	$233	$27	$268
Gross realized losses	$(51)	$(91)	$(416)

ii) Change in net unrealized gains (losses) included in net investment income for securities classified as trading:

	2004	2003	2002

Bonds	$41	$54	$82
Stocks	$201	$113	$(525)

iii) Real estate: The depreciation expense included in the U.S. GAAP other expenses is as follows:

	2004	2003	2002

Depreciation expense	$59	$37	$61

iv) Derivatives: When the Company enters into a derivative contract, management decides if the derivative should be designated as a hedge of an identified risk exposure and documented in order to obtain hedge accounting following the requirements of Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. With the exceptions noted below, hedge accounting is not pursued under SFAS 133 for most derivative instruments and the derivatives are recorded on the balance sheet at their fair values with changes in their fair values reported in net investment income. As at December 31, 2004, the Company had certain interest rate swaps that were designated as cash flow hedges of the interest rate risk relating to a floating-rate loan and an equity forward designated as a cash flow hedge of the anticipated payments of awards under certain stock-based compensation plans expected to occur in 2007. The difference between the forward price and the spot price of this forward is excluded from the assessment of hedge effectiveness and was recorded in net investment income in 2004. A portion of the amount included in other comprehensive income (OCI) related to this forward is reclassified to income as the liability is accrued for the stock-based compensation awards over the vesting period.

Additional information pertaining to these cash flow hedges is as follows:

	2004	2003

Change in fair value	$3	$3
Amount reclassified from OCI to income during the reporting period	$1	$—
Amount expected to be reclassified to income during the next 12 months	$1	$—
Component of loss excluded from hedge effectiveness assessment	$2	$—

The above numbers are all net of income taxes. There was no ineffectiveness from these hedges reported to net income in 2004 and 2003. In 2004, the Company designated certain cross currency swaps and forwards as hedges of the currency exposure of net investments in foreign operations. The gain on these derivatives of $85 is included in the foreign currency translation account movement for 2004 in the statement of comprehensive income.

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

v) Emerging Issues Task Force (EITF) 03-01  -  The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments:

The EITF has reached consensus on EITF 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, as it applies to investments accounted for under Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities, and cost method investments accounted for under Accounting Principles Board Opinions No. 18, The Equity Method of Accounting for Investments in Common Stock (APB 18). The FASB ratified this consensus and subsequently issued a Staff Position, FSP EITF 03-1-1, to defer indefinitely the effective date for recognition and impairment guidance under the EITF, but not the qualitative disclosure requirements on unrealized loss positions for all marketable equity securities, debt securities and cost method investments for which an other than temporary impairment has not been recognized.

The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual available for sale securities have been in a continuous unrealized loss position, at December 31, 2004.

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
Description of securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Debt securities	$6,386	$(87)	$2,049	$(157)	$8,435	$(244)
Common stock	140	(27)	308	(13)	448	(40)

Total temporarily impaired securities	$6,526	$(114)	$2,357	$(170)	$8,883	$(284)

Available for sale debt securities have generally been identified as temporarily impaired if their amortized cost as at December 31, 2004, was greater than their fair value, resulting in an unrealized loss. Unrealized gains and losses in respect of investments designated as trading have been included in net income and have been excluded from the above table.

Unrealized losses are largely due to interest rate fluctuations and/or depressed fair values in sectors which have experienced unusually strong negative market reactions. In connection with the Company’s asset/liability management practices, and based on a review of these investment holdings, it is believed that the contractual terms of these debt securities will be met and/or the Company can hold these investments until recovery in value.

A total of 889 debt securities were in an unrealized loss position at December 31, 2004, of which 642 were in a continuous loss position for less than 12 months and 247 positions for more than 12 months or more. Of the 889 debt securities, unrealized losses less than 12 months included 529 positions with an aggregate fair value of $3,644 (128 positions with an aggregate fair value of $428 for 12 months or more) having unrealized losses of less than one hundred thousand dollars per individual holding. A total of 86 common stock positions were in a loss position at December 31, 2004, of which 48 were in a continuous loss position for less than 12 months and 38 positions for more than 12 months or more. Of the 86 common stock positions, unrealized losses less than 12 months included 27 positions with an aggregate fair value of $44 (21 positions with an aggregate fair value of $4 for 12 months or more) having unrealized losses of less than one hundred thousand dollars per individual holding.

vi) Stock-based compensation: The intrinsic value method of accounting was used to account for stock options that were granted in 2001 under Cdn. and U.S. GAAP. In 2002, the Company changed its accounting policy for stock options granted to employees from the intrinsic value method to the fair value method effective January 1, 2002, on a prospective basis. Had the fair value method been used for the options granted in 2001, the net income for the year ended December 31, 2004 would have been reduced by $2 ($6 in 2003, $15 in 2002), and there would have been no impact on basic and diluted earnings per share for 2004 ($0.01 and $0.03 reduction in both basic and diluted earnings per share in 2003 and 2002, respectively).

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

vii) Future income tax asset and liability(1): Differences between Cdn. GAAP and U.S. GAAP that arise from differing accounting policies for assets and liabilities and differences in the recognition of tax rate changes are as follows:

	2004
	Future income tax asset(1)		Future income tax liability(1)
	Cdn.	U.S.	Cdn.	U.S.
	GAAP	GAAP	GAAP	GAAP

Investments	$196	$(262)	$484	$1,804
Actuarial liabilities	134	688	35	(2,424)
Deferred acquisition costs	300	(446)	(2)	682
Losses available for carry forward	250	16	(40)	(277)
Other	39	8	28	880

Future tax asset/liability before valuation allowance	919	4	505	665
Valuation allowance	(197)	—	—	367

Total	$722	$4	$505	$1,032

	2003
	Future income tax asset(1)		Future income tax liability(1)
	Cdn.	U.S.	Cdn.	U.S.
	GAAP	GAAP	GAAP	GAAP

Investments	$182	$(205)	$613	$1,860
Actuarial liabilities	54	773	(78)	(1,954)
Deferred acquisition costs	324	(524)	(9)	675
Losses available for carry forward	506	40	(117)	(601)
Other	214	173	106	753

Future tax asset/liability before valuation allowance	1,280	257	515	733
Valuation allowance	(303)	—	—	367

Total	$977	$257	$515	$1,100

(1) U.S. GAAP terminology is deferred income tax.

viii) Acquisition of Clarica: The Company acquired all of the outstanding common shares of Clarica that were not beneficially owned by the Company effective May 29, 2002, as described in Note 3. The following amounts of the assets, liabilities and goodwill at the dates of acquisition under Cdn. and U.S. GAAP are different due to the different accounting policies used for the two standards.

	Clarica
	Cdn. GAAP	U.S. GAAP

Invested assets acquired	$31,637	$31,641
Other assets acquired (1)	2,672	5,374
Segregated funds assets acquired		11,204

	34,309	48,219

Actuarial liabilities and other policy liabilities acquired	24,835	16,849
Amounts on deposit acquired	1,277	1,235
Contract holder deposits acquired		10,235
Other liabilities acquired	5,059	5,353
Segregated funds liabilities acquired		11,193

	31,171	44,865

Net balance sheet assets acquired	$3,138	$3,354

Considerations given:
Common shares issued or exchanged	$6,284	$6,284
Carrying value of investments in acquiree’s shares	540	540
Fair value of outstanding Clarica stock options	48	48
Transaction and other related costs	57	57

	$6,929	$6,929

Goodwill on acquisition	$3,791	$3,575

(1) Other assets acquired included value of business acquired of $2,368 under U.S. GAAP.

www.sunlife.com Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

ix) Earnings per share:

Details of the calculation of the net income and the weighted average number of shares used in the earnings per share computations are as follows:

	2004		2003		2002
	Cdn.	U.S.	Cdn.	U.S.	Cdn.	U.S.
	GAAP	GAAP	GAAP	GAAP	GAAP	GAAP

Shareholders’ net income from continuing operations before cumulative effect of accounting changes	$1,681	$1,665	$1,309	$1,145	$1,034	$413
Income (loss) from discontinued operations, net of income taxes	—	—	—	—	(36)	(36)
Cumulative effect of accounting changes, net of income taxes		(179)		—		—

Net income	$1,681	$1,486	$1,309	$1,145	$998	$377
Less: Effect of stock options of subsidiaries	2	2	—	—	3	3

Shareholders’ net income on a diluted basis	$1,679	$1,484	$1,309	$1,145	$995	$374

Weighted average number of shares outstanding (in millions)	599	599	608	608	543	543
Add: Adjustments relating to the dilutive impact of stock options	3	3	—	—	—	—

Weighted average number of shares outstanding on a diluted basis (in millions)	602	602	608	608	543	543

x) Statements of cash flows: Under Cdn. GAAP, deposits, maturities and withdrawals related to investment-type contracts and universal life contracts are included in operating activities. Under U.S. GAAP, deposits, maturities and withdrawals are reflected as financing activities; these cash flow items are as follows:

	2004	2003	2002

Deposits and withdrawals reclassified to financing activities:
Deposits to policyholders’ accounts	$5,656	$6,102	$13,327

Withdrawals from policyholders’ accounts	$5,986	$6,363	$6,680

xi) Guarantees: No material guarantees were identified that required recognition in these consolidated financial statements.

D) U.S. generally accepted accounting standards adopted by the Company in 2004:

i) Variable Interest Entities: On January 1, 2004, the Company adopted FASB Financial Interpretation No. 46R, Consolidation of Variable Interest Entities (FIN 46R). FIN 46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, for those entities defined as VIEs. VIEs are entities in which equity investors do not have a controlling financial interest and include entities where the equity invested is considered insufficient to finance the entity’s activities without additional subordinated financial support. Under FIN 46R, the Company will be required to consolidate the VIE if the investments that the Company holds in these entities and/or the relationships the Company has with these entities result in the Company being exposed to a majority of their expected losses, being able to benefit from a majority of their expected residual returns, or both.

The following is a summary of the impact of VIEs that the Company has consolidated or in which the Company has a significant variable interest:

SLEECS:
As described in Note 15, the Trust has issued SLEECS of $1,150 to third-party investors. The Company has issued a debenture of $1,200 to the Trust and holds an investment of $2 in Special Trust Securities in the Trust. The Company did not consolidate the Trust as it was determined to be a VIE in which the Company did not have a controlling financial interest. As a result, the Company deconsolidated $1,150 of non-controlling interest in subsidiaries and recorded the $1,200 debenture payable in other liabilities and increased equity by $7 and other assets by $57 on the consolidated balance sheets as at January 1, 2004.

Other Variable Interest Entities:
The Company was involved with two trust structures that invest in corporate bonds and total return swaps. On evaluation of these trust structures, the Company was identified as having the controlling financial interest and therefore consolidated these trusts on the adoption of FIN 46R. As a result, the Company consolidated additional general fund assets of $71, general fund liabilities of $81, and recorded an after-tax loss of $10 (net of taxes of $5).

On June 30, 2004, the Company sold its interest in one of its consolidated VIEs and recognized a gain of $13. The Company received net cash proceeds of $54 and reduced consolidated assets and liabilities by $70 and $29, respectively.

The Company has a greater than 20% involvement in 23 VIEs. The Company is a creditor in 14 trusts, four limited partnerships, two limited liability companies and three special purpose entities that were used to finance commercial mortgages, franchise receivables, auto receivables, retail stores and equipment used in utility generation. The Company’s maximum exposure to loss related to all of these investments is $222, which is the carrying amount of these assets. The notes in these VIEs mature between March 2005 and December 2035.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

ii) Statement of Position 03-1  - Accounting and Reporting by Insurance Enterprises for certain Nontraditional Long-duration Contracts and for Separate Accounts (SOP 03-1): On January 1, 2004, the Company adopted American Institute of Certified Public Accountants’ (AICPA) SOP 03-1. The major provisions of the SOP that affect the Company require:
•	establishment of reserves primarily related to death benefit and income benefit guarantees provided under variable annuity and unit linked pension contracts,
•	deferral of sales inducements that meet certain criteria, and amortization using the same method used for deferred acquisition costs (DAC), and
•	reporting and measuring the Company’s interest in its separate accounts as investments.

Effects of Adoption:
The cumulative effect, reported after tax and net of related effects on DAC, upon adoption of SOP 03-1 at January 1, 2004, decreased net income and shareholders’ equity by $161 and reduced accumulated other comprehensive income by $5. The decrease in net income was comprised of an increase in benefit reserves (primarily for variable annuity contracts) of $247, pre-tax, an increase in DAC of $36, pre-tax, and the recognition of the unrealized gain on investments in separate accounts of $4, pre-tax.

Liabilities for Contract Guarantees:
The Company offers various guarantees to certain policyholders including a return of no less than (a) total deposits made on the contract less any customer withdrawals, (b) total deposits made on the contract less any customer withdrawals plus a minimum return, or (c) the highest contract value on a specified anniversary date minus any customer withdrawals following the contract anniversary. These guarantees include benefits that are payable in the event of death, upon annuitization, or at specified dates during the accumulation period of an annuity.

For policies with a guaranteed minimum death benefit, the net amount at risk represents the excess of the value of the guaranteed minimum death benefit over the account value. This is a hypothetical amount that would only have been payable on December 31, 2004, had all the policyholders died on that date. For policies with a guaranteed minimum income benefit, the net amount at risk represents the excess of the cost of an annuity to meet the minimum income guarantee over the account value. For the most part, these guarantees may not yet be exercised and there are limitations on when these guarantees may be exercised.

The table below represents information regarding the Company’s variable annuity and unit-linked pension contracts with guarantees at December 31, 2004:

			Weighted average attained
Benefit type	Account balance	Net amount at risk	age of contract holders

Minimum death	$ 33,091	$ 4,107	60
Minimum income	$ 3,135	$ 611	51
Minimum accumulation or withdrawal	$ 1,220	$ —	60

The following summarizes the additional reserve for the minimum guaranteed death benefit and income benefit at December 31, 2004:

	Minimum	Guaranteed
	Guaranteed Death	Minimum Income
	Benefit	Benefit	Total

Balance at January 1, 2004	$ 64	$ 183	$ 247
Incurred guaranteed benefits	30	1	31
Paid guaranteed benefits	(57)	(13)	(70)
Interest	1	21	22
Effect of changes in currency exchange rates	(1)	1	—

Balance at December 31, 2004	$ 37	$ 193	$ 230

The liability for death and income benefit guarantees is established equal to a benefit ratio multiplied by the cumulative contract charges earned, plus accrued interest less contract benefit payments. The benefit ratio is calculated as the estimated present value of all expected contract benefits divided by the present value of all expected contract charges. The benefit ratio may be in excess of 100%. For guarantees in the event of death, benefits represent the current guaranteed minimum death payments in excess of the current account balance. For guarantees at annuitization, benefits represent the present value of the minimum guaranteed annuity benefits in excess of the current account balance.

Projected benefits and assessments used in determining the liability for guarantees are developed using models and stochastic scenarios that are also used in the development of estimated expected future gross profits. Underlying assumptions for the liability related to income benefits include assumed future annuitization elections based upon factors such as eligibility conditions and the annuitant’s attained age. The liability for guarantees will be re-evaluated periodically, and adjustments will be made to the liability balance through a charge or credit to policyowner benefits.

Guaranteed minimum accumulation benefits or withdrawal benefits are considered to be derivatives under SFAS No. 133, and are recognized at fair value through earnings. The guaranteed minimum accumulation or withdrawal benefit was a liability of $180 and $194 as at January 1, 2004, and December 31, 2004, respectively.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

Interest in Separate Accounts:
At December 31, 2003, the Company had $411 representing unconsolidated interests in its own separate accounts. These interests were recorded as separate account assets, with changes in fair value recorded through other comprehensive income. On January 1, 2004, the Company reclassified these interests to investments as a component of other invested assets.

Sales Inducements:
The Company currently offers enhanced or bonus crediting rates to policyholders on certain of its annuity products. Through December 31, 2003, the expenses associated with certain of these bonuses were deferred and amortized. Others were expensed as incurred. Effective January 1, 2004, upon adoption of SOP 03-1, the expenses associated with offering a bonus are deferred and amortized over the life of the related contract in a pattern consistent with the amortization of DAC.

iii) FASB Derivative Implementation Group SFAS No. 133 Implementation Issue No. 36  - Embedded Derivatives: Bifurcation of a Debt Instrument that Incorporates Both Interest Rate Risk and Credit Rate Risk Exposures that are Unrelated or Only Partially Related to the Creditworthiness of the Issuer of that Instrument (DIG B36): On January 1, 2004, the Company adopted FASB’s DIG B36, which addresses whether SFAS 133 requires bifurcation of a debt instrument into a debt host contract and an embedded derivative if the debt instrument incorporates both interest rate risk and credit risk exposures that are unrelated or only partially related to the creditworthiness of the issuer of that instrument. Under DIG B36, embedded derivatives contained in certain reinsurance agreements, such as modified co-insurance and co-insurance with funds withheld reinsurance agreements, as well as other types of receivables and payables where interest is determined with reference to a pool of fixed maturity assets, or a total return debt index, are required to be bifurcated from the host contract.

The Company identified certain reinsurance agreements and experience rating refund payables that contained embedded derivatives that required bifurcation in 2004. The cumulative effect of this accounting change recorded as of the effective date of January 1, 2004, resulted in a decrease in net income of $8 (net of taxes of $4). Changes in the fair value of these embedded derivatives subsequent to January 1, 2004, resulted in an after-tax reduction in net income of $4 (net of taxes of $2).

iv) Cumulative Effect of Accounting Changes: The cumulative effect of the accounting changes described above, and included in the consolidated statements of operations for 2004, is summarized as follows:

i) Variable Interest Entities	$(10)
ii) SOP 03-1	(161)
iii) DIG B36	(8)

Total cumulative effect of accounting changes, net of taxes	$(179)

E) U.S. generally accepted accounting standards not yet adopted by the Company:

FASB Statement No. 123R  - Share-Based Payment (SFAS 123R): On December 16, 2004, the FASB issued SFAS 123R which replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and eliminates the ability to account for share-based payment transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123R covers the accounting requirements for a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. The Company will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. The Company is assessing the impact that SFAS 123R will have on its 2006 consolidated financial statements.

EITF 03-6 - Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share: On March 21, 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force (EITF) on EITF 03-6. This EITF requires the calculation of earnings per share to be changed to measure the impact of certain securities or other instruments or contracts that entitle their holders to participate in undistributed earnings of the reporting entity, provided such entitlement is nondiscretionary and objectively determinable. EITF 03-6 is effective for the first interim or annual reporting period that begins after March 31, 2004, and requires retroactive adjustment to earnings per share presented for prior periods. The Company is assessing the impact that EITF 03-6 will have on its 2005 consolidated financial statements.

24.	Subsequent Event

On February 8, 2005, the Board of Sun Life Financial Inc. announced a domestic public offering of $300 of Class A Non-Cumulative Preferred Shares, Series 1 (the Preferred Shares), with an option to issue up to an additional $100 of Preferred Shares. The Preferred Shares will be priced at $25 dollars per share and will pay non-cumulative quarterly dividends of $0.297 per share, yielding 4.75% annually. Subject to regulatory approval, on or after March 2010, Sun Life Financial Inc. may redeem the Preferred Shares in whole or in part at a declining premium.

25.	Comparative Figures

Certain comparative figures have been restated to conform with the presentation adopted in 2004.

Sun Life Financial Inc.

APPOINTED ACTUARY’S REPORT/AUDITORS’ REPORT

Appointed Actuary’s Report

THE SHAREHOLDERS AND DIRECTORS
OF SUN LIFE FINANCIAL INC.

I have valued the policy liabilities of Sun Life Financial Inc. for its consolidated balance sheets at December 31, 2004 and 2003 and their change in the consolidated statements of operations for the years then ended in accordance with accepted actuarial practice, including selection of appropriate assumptions and methods.

In my opinion, the amount of policy liabilities makes appropriate provision for all policyholder obligations and the consolidated financial statements fairly present the results of the valuation.

Robert W. Wilson
Fellow, Canadian Institute of Actuaries

Toronto, Canada
February 14, 2005

Auditors’ Report

THE SHAREHOLDERS
OF SUN LIFE FINANCIAL INC.

We have audited the consolidated balance sheets of Sun Life Financial Inc. and the separate consolidated statements of segregated funds net assets as at December 31, 2004 and 2003, and the consolidated statements of operations, equity, cash flows and changes in segregated funds net assets for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company and its segregated funds as at December 31, 2004 and 2003 and the results of the Company’s operations, its cash flows and the changes in its segregated funds net assets for each of the years in the three-year period ended December 31, 2004 in accordance with Canadian generally accepted accounting principles.

Deloitte & Touche LLP
Chartered Accountants

Toronto, Canada
February 14, 2005

www.sunlife.com Annual Report 2004